Exhibit 10.1

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT

OF

AMBLER METALS LLC

EFFECTIVE AS OF FEBRUARY 11, 2020

THE INTERESTS DESCRIBED AND REPRESENTED BY THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS (THE “SECURITIES LAWS”) AND MAY BE RESTRICTED SECURITIES AS THAT TERM IS DEFINED IN RULE 144 UNDER THE SECURITIES LAWS. TO THE EXTENT THE INTERESTS CONSTITUTE SECURITIES UNDER THE SECURITIES LAWS, THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR QUALIFICATION UNDER THE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES LAWS, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE COMPANY.

Article 7 PRESIDENT, OTHER OFFICERS AND TECHNICAL COMMITTEE		28

7.1	President	28
7.2	Duties of President	29
7.3	Officers	29
7.4	Personnel	29
7.5	Technical Committee	29
7.6	Other Committees	30
7.7	Periodic Reports and Meetings	31
7.8	Progress Meetings	31
7.9	Construction Reports and Meetings	31
7.10	Operating Reports and Meetings	32

Article 8 PROGRAMS AND BUDGETS		33

8.1	General	33
8.2	Initial Program and Budget	33
8.3	Project Advancement and Development	34
8.4	Development Plan and Development Decision	35
8.5	Programs and Budgets	36
8.6	Operations Pursuant to Programs and Budgets	38
8.7	Preliminary Review of Proposed Programs and Budgets	38
8.8	Approval of Programs and Budgets and Election to Participate	38
8.9	Budget Overruns	39
8.10	Emergency or Unexpected Expenditures	39
8.11	Alterations	39
8.12	Bridging Budget	39

Article 9 ACCOUNTS AND SETTLEMENTS		40

9.1	Monthly Statements	40
9.2	Cash Calls	40
9.3	Failure to Meet Cash Calls	40
9.4	Financial Statements and Information	40
9.5	Access to Financial Information and Audit Rights	41

Article 10 DISTRIBUTIONS; DISPOSITION OF PRODUCTION		41

10.1	Distributions of Products	41
10.2	Distributions of Cash	41
10.3	Hedging	42
10.4	Withholding	42

Article 11 RESIGNATION AND DISSOLUTION		43

11.1	Dissolution	43
11.2	Resignation	43
11.3	Liquidation and Termination After Dissolution	43
11.5	Right to Data After Termination	44
11.6	Continuing Authority	44

Article 12 ACQUISITIONS WITHIN AREA OF INTEREST		44

12.1	General	44

Article 13 ABANDONMENT AND SURRENDER OF PROPERTIES		44

13.1	Surrender or Abandonment of Property	44
13.2	Reacquisition	45

Article 14 TRANSFER OF INTEREST		45

14.1	General	45
14.2	Limitations on Free Transferability	46
14.3	Acquisition Right	46
14.4	Exceptions to Acquisition Right	47
14.5	Encumbrance of Membership Interest	48
14.6	Conditions of Assignment	48
14.7	Costs and Expenses	49
14.8	Assistance of the President.	49
14.9	Change in Control of Trilogy Metals Inc.	49
14.10	Change in Control of a Member.	49
14.11	Determination of Fair Market Value.	51
14.12	Non-Compete Covenants	51

Article 15 DISPUTES AND ARBITRATION		51

15.1	Disputes	51
15.2	Dispute Resolution	51
15.3	Arbitration	51
15.4	Inconsistency between Rules and Agreement	52
15.5	Effect of Arbitration	52
15.6	Enforcement	53
15.7	Performance of Obligations During Dispute	53
15.8	Consolidation of Arbitration.	53
15.9	Expert Determination.	53
15.10	Appointment of Expert.	53
15.11	Instruction of Expert and Procedures.	53
15.12	Determination of Expert.	54

Article 16 CONFIDENTIALITY		54

16.1	General	54
16.2	Exceptions	54
16.3	Canadian and United States Disclosure Requirements.	55
16.4	Public Announcements	56
16.5	Effect of Disclosure	56
16.6	Duration of Confidentiality	56

Article 17 ANTI-CORRUPTION, INTERNAL CONTROLS AND COMPLIANCE POLICIES		56

17.1	Adequate anti-corruption policies and internal controls - Company	56
17.2	No violation of Applicable Anti-corruption Laws	56
17.3	Anti-corruption Obligations - Company	56
17.4	Annual Compliance Certification - Company	57
17.5	Government Officials	57
17.6	Member representations	57
17.7	Company Breach	58

Article 18 GENERAL PROVISIONS		58

18.1	Notices	58
18.2	Waiver	59
18.3	Modification	59
18.4	Force Majeure	60
18.5	Inspections	60
18.6	Rights to Data	60
18.7	Governing Law and Jurisdiction	60
18.8	Violation of Law of another Jurisdiction	60
18.9	Severability	60
18.10	Further Assurances	61
18.11	Survival of Terms and Conditions	61
18.12	No Third Party Beneficiaries	61
18.13	Parties	61
18.14	Special Remedies	61
18.15	Entire Agreement; Successors and Assigns	61
18.16	Counterparts	61

SCHEDULE AND exhibits

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

AMBLER METALS LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT is adopted and entered into as of this 11th day of February, 2020 (the “Effective Date”), by and among Ambler Metals LLC, a Delaware limited liability company (the “Company”), South32 USA Exploration Inc., a Delaware corporation (“South32”), and NovaCopper US Inc., a Delaware corporation (“NovaCopper”), and amends and restates in its entirety the Limited Liability Company Agreement of the Company, dated as of January 2, 2020 (the "Original LLC Agreement"), in accordance with the terms of the Original LLC Agreement.

RECITALS

A.	The Company was formed as a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C. § 18-101 et seq.), as amended from time to time (the “Act”), by causing the filing of a Certificate of Formation of the Company with the Secretary of State of the State of Delaware, and upon the execution of that Original LLC Agreement by its sole member NovaCopper.

B.	Pursuant to an Option Agreement made as of the 10th day of April, 2017, among Trilogy Metals Inc. (“Trilogy”), NovaCopper and South32 Group Operations Pty Ltd (“South32 Operations”) (as amended, (the “Option Agreement”), as subsequently assigned by South32 Operations to South32 pursuant to an Assignment and Assumption Agreement, dated June 19, 2017, and as amended by letter agreements dated January 29, 2018, November 30, 2018, January 23, 2019, February 5, 2019, August 20, 2019 and February 11, 2020, South32 was granted the exclusive and irrevocable right and option to acquire an undivided fifty percent (50%) right, title and ownership interest in the Company which either owns, leases or has certain exclusive rights to explore for minerals on, the Properties (as defined herein).

C.	South32, relying on, among other things, the representations and warranties of Trilogy and NovaCopper set out in the Option Agreement, has exercised such right and option and acquired such direct interest in the Company, all upon and subject to the terms and conditions set forth in the Option Agreement.

D.	As contemplated in the Option Agreement, South32 and NovaCopper shall own and hold their respective percentage interests in the Company for the purposes of further exploration and, if warranted, development and exploitation of the Properties by and through the Company, which shall be owned and managed upon and subject to the terms and conditions hereinafter set forth.

E.	The parties desire to amend and restate the Original LLC Agreement in its entirety.

AGREEMENT

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, South32, NovaCopper and the Company agree as follows:

Article 1
DEFINITIONS

1.1          Certain Defined Terms. As used herein, the following terms shall have the following meanings (such meanings to be applicable equally to the singular as well as the plural forms of the terms defined and defined verbs to include all verb forms):

“Abandonment Date” has the meaning set forth in Section 13.1.

“Abandonment Property” has the meaning set forth in Section 13.1.

“Abandonment Property Interest” has the meaning set forth in Section 13.2.

“Accounting Procedure” means the financial and accounting procedures to be prepared by the VPF at the direction of the Board which if approved by the Board shall be adopted and applied by the President, the Company, and the Members under this Agreement.

“Act” has the meaning set forth in the Recitals.

“Affiliate” means any Person which directly or indirectly controls, is controlled by, or is under common control with, a Member. For purposes of the preceding sentence, a Person “controls” means possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust or otherwise.

“Agreement” means this Agreement, including all amendments and modifications thereof, and all exhibits, which are incorporated herein by this reference.

“Ambler Lands” means the State of Alaska mineral claims, patented mining claims, and interests therein held by the Company, as more particularly described in Exhibit A.

“AMDIAP” means the Alaska Industrial Development and Export Authority proposed industrial road access project known as the Ambler Mining District Industrial Access Project.

“ANCSA Lands” means the lands now owned by NANA or which after the date hereof may be conveyed to or acquired by NANA within that certain area, as more particularly described in Exhibit A.

“AOI Property” means any interest or right (direct or indirect) in any property which is all or partly within the Area of Interest.

“Applicable Anti-corruption Laws” means any anti-corruption Law applicable to either Member (including any Affiliate) or this Agreement, and includes (but is not limited to) the Criminal Code Act 1995 and other applicable Laws of Australia, Canadian Corruption of Foreign Public Officials Act, the Canadian Proceeds of Crime (Money Laundering) and Terrorist Financing Act, the Criminal Code of Canada, Federal and applicable state law of the United States of America regarding corruption and the U.S. Foreign Corrupt Practices Act.

“Arctic Project” means that part of the Properties that as at the Effective Date consists of the volcanogenic massive sulfide deposit commonly referred to as Arctic, all as more particularly described in Exhibit A.

“Area of Interest” means the area depicted in Exhibit A.

“Assets” means the Properties and interests therein, Products, and all other real and personal property, tangible and intangible, held by the Company.

“Assumed Obligations” has the meaning set forth in the Contribution Agreement.

“BCICAC” means the British Columbia International Commercial Arbitration Centre and includes any entity which replaces the BCICAC or which substantially succeeds to its powers or functions.

“Board” means the board established under Article 6.

“Bornite Lands” means the patented mining claims held by NANA, as more particularly described in Exhibit A.

“Bornite Project” means that part of the Properties that as at the Effective Date consists of zones of mineralization proximal and distal to the two mineralized zones known as the Ruby Creek Zone and the South Reef Zone, all as more particularly described in Exhibit A.

“Bribery” means the offering, authorizing, giving, soliciting or accepting any monetary or other benefit to influence action of a Government Official in an official capacity, or to otherwise influence any person to act improperly. Bribery includes the making of facilitation payments, which are improper payments made to induce required routine official action.

“Budget” means a detailed estimate of all Expenditures to be incurred by the Company with respect to a Program and a schedule of cash contributions to be made by the Members with respect to such Program.

“Business Account” means one or more separate bank accounts established and maintained by the Company for the payment of all expenses and the deposit of all cash receipts for the Company.

“Business Day” means any day other than a Saturday, Sunday or statutory holiday in any of Anchorage, Alaska, Perth, Australia or Vancouver, Canada.

“Capital Account” means the capital account maintained for each Member in accordance with Treas. Reg. § 1.704-1(b)(2)(iv).

“CC Member” has the meaning set forth in Section 14.10.

“CC Option” has the meaning set forth in Section 14.10.

“Certificate of Formation” means the Certificate of Formation of the Company as filed with the Secretary of State on January 2, 2020, as amended from time to time.

“Change in Control” means the occurrence of any of the following events:

(a)	any Person (other than a Member or an Affiliate of a Member), alone or together with a Joint Actor (other than a Member or an Affiliate of a Member), becomes the beneficial owner of, or acquires the power to exercise control or direction over, directly or indirectly, securities (or securities convertible into, or exchangeable for, such securities) representing fifty percent (50%) or more of the votes exercisable by holders of the then-outstanding securities generally entitled to vote for the election of directors (“Voting Shares”) of a Member or any Affiliate of a Member that controls (either directly or indirectly) a Member;

(b)	a Member or any Affiliate of a Member that controls (either directly or indirectly) a Member, is merged, amalgamated, consolidated or reorganized into or with another Person (other than a Member or an Affiliate of a Member) and, as a result of such business combination, securities representing more than fifty percent (50%) of the votes exercisable by holders of the Voting Shares of any such entity or such Person into which the Voting Shares of such entity is converted immediately after such transaction are held by a Person (other than a Member or an Affiliate of a Member) alone or together with any Joint Actor (other than a Member or an Affiliate of a Member) and such Person, together with such Joint Actor, held securities representing less than fifty (50%) of the votes exercisable by the holders of the Voting Shares of such entity immediately prior to such transaction;

(c)	the capital of a Member or any Affiliate of a Member that controls (either directly or indirectly) a Member is reorganized and, as a result of such reorganization, securities representing more than fifty percent (50%) of the votes exercisable by the holders of the Voting Shares of such entity immediately after such reorganization are held by a Person (other than a Member or an Affiliate of a Member) alone or together with any Joint Actor (other than a Member or an Affiliate of a Member) and such Person, together with such Joint Actor, held securities representing less than fifty percent (50%) of the votes exercisable by the holders of the Voting Shares of such entity immediately prior to such reorganization; or,

(d)	a change in the power to direct or cause direction of management and policies of a Member or an Affiliate of a Member that controls a Member through ownership of voting securities, contract, voting trust or otherwise;

and for greater certainty, specifically excludes the events contemplated in Section 14.4(a).

“Change in Control Notice” has the meaning set forth in Section 14.10.

“CIM” means the Canadian Institute of Mining, Metallurgy and Petroleum or any successor entity.

“Claim” means any action, claim, demand, interference, injunction, stay, obligation, grievance, suit, dispute, counterclaim, arbitration or other proceeding, or any order, writ, injunction, judgment or decree.

“Code” means the Internal Revenue Code of 1986, as amended from time to time. Any reference in this Agreement to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future Law.

“Commercial Production” means the operation of all or part of the Project Area as a producing mine, but does not include bulk sampling or milling for the purpose of testing or milling by a pilot plant, and will be deemed to have commenced on the date determined by the Board.

“Company” has the meaning set forth in the Introduction.

“Confidential Information” has the meaning set forth in Section 16.1.

“Consent” means consent, waiver, approval, authorization, exemption, registration, declaration, expiration of waiting period, or filing.

“Continuing Obligations” means obligations or responsibilities that are reasonably expected to continue or arise after Operations on a particular area of the Properties have ceased or are suspended, such as future monitoring, stabilization, or Environmental Compliance.

“Continuing Member” has the meaning set forth in Section 14.10.

“Contribution Agreement” means that certain Contribution Agreement among NovaCopper (as Contributor), Trilogy (as Guarantor) and the Company (as Buyer) dated February 11, 2020 pursuant to which NovaCopper agreed to contribute, assign and transfer to the Company and the Company agreed to acquire and accept from NovaCopper the Assets.

“Corrupt Activity” means any activity which would constitute an offense under Applicable Anti-corruption Laws.

“Cover Loan” has the meaning set forth in Section 5.7(a).

“Development” means the construction of a Mine and related activities.

“Development Decision Trigger Date” means the 30th day following the date, if ever, on which, as a result of activities conducted during the Permitting Phase, a Final Environmental Impact Statement for the Project is released for public comment.

“Development Phase”, in respect of any Project, means the phase during which Development is undertaken.

“Development Plan” has the meaning set forth in Section 8.3(a)(iv).

“Dispute” means a dispute, controversy or Claim arising out of or in relation to this Agreement including in relation to its existence, validity, interpretation, performance, breach or termination of this Agreement.

“Dispute Representative” has the meaning set forth in Section 15.2.

“Dollars” or “$” means the official currency of the United States.

“Effective Date” has the meaning set forth in the introductory paragraph to this Agreement.

“Election Period” has the meaning set forth in Section 14.3(c).

“Encumbered Membership Interest” has the meaning set forth in Section 14.5(c).

“Encumbrance” means: (a) any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, deed of trust, title retention, security interest or other encumbrance of any kind securing, or conferring any priority of payment in respect of, any obligation of any Person, including any right granted by a transaction which, in legal terms, is not the granting of security but which has an economic or financial effect similar to the granting of security under applicable Law; (b) any lease, sublease, occupancy agreement, easement or covenant granting a right to use or occupancy to any Person; (c) any proxy, power of attorney, voting trust agreement, interest, option, right of first offer, negotiation or refusal or transfer restriction in favor of any Person; and (d) any adverse Claim as to title, possession or use.

“Environmental Compliance” means action performed during or after Operations to comply with the requirements of all Environmental Laws or contractual commitments related to reclamation of the Properties or other compliance with Environmental Laws.

“Environmental Compliance Fund” means the account established pursuant to Section 8.6.

“Environmental Laws” means Laws relating to reclamation or restoration of the Properties; abatement of pollution; protection of the environment; protection of wildlife, including endangered species; ensuring public health, safety or welfare from environmental hazards; protection of cultural or historic resources; management, storage or control of hazardous materials and substances; releases or threatened release of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances as wastes into the environment, including ambient air, surface water and groundwater; and all other Laws relating to the manufacturing, processing, distribution, use, treatment, storage, disposal, handling or transport of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

“Environmental Liabilities” means any and all Claims, actions, causes of action, damages, losses, liabilities, obligations, penalties, judgments, amounts paid in settlement, assessments, costs, disbursements, or expenses (including attorneys’ fees and costs, experts’ fees and costs, and consultants’ fees and costs) of any kind or of any nature whatsoever that are asserted against the Company or either Member, by any Person other than the other Member, alleging liability (including liability for studies, testing or investigatory costs, cleanup costs, response costs, removal costs, remediation costs, containment costs, restoration costs, corrective action costs, closure costs, reclamation costs, natural resource damages, property damages, business losses, personal injuries, penalties or fines) arising out of, based on or resulting from: (a) the presence, release, threatened release, discharge or emission into the environment of any hazardous materials or substances existing or arising on, beneath or above the Properties and/or emanating or migrating and/or threatening to emanate or migrate from the Properties to off-site properties; (b) physical disturbance of the environment on or relating to the Properties; or (c) the violation or alleged violation of any Environmental Laws in connection with the Properties.

“Existing Royalty” means the 1% net smelter returns royalty and certain other rights and obligations contemplated by the Net Smelter Returns Royalty Agreement dated January 7, 2010 among Kennecott Exploration Company, Alaska Gold Company and NovaGold Resources Inc. and assigned to MF2, LLC by Kennecott Exploration Company and Kennecott Royalty Company pursuant to a Royalty Assignment and Assumption Agreement effective December 28, 2012.

“Expenditure” in addition to cash expenditure includes costs, obligations and liabilities incurred or properly accrued but not yet met.

“Expert” means an expert appointed under Section 15.10 and acting pursuant to Sections 15.10 to 15.12 (inclusive).

“Exploration” means all activities directed toward ascertaining the existence, location, quantity, quality or commercial value of deposits of Products.

“Exploration Phase”, in respect of any Project, means the Phase during which Exploration is conducted.

“Feasibility Study” means a comprehensive study prepared by an internationally recognized mining engineering firm, complying with NI 43-101, JORC, the SEC Mining Rules and the standards of the Members and presented in sufficient detail and a format currently in use by the Canadian mining industry and acceptable to Chartered Canadian Banks or similar commercial lending institutions for the purposes of evaluating the financing of international mining properties. The study must appropriately reference the Pre-Feasibility study completed on the Project, and show the feasibility of placing any part of the Project Area into commercial production and will include a reasonable assessment of all relevant issues including the various categories of ore reserves and their amenability to metallurgical treatment or extraction processes, a complete description of the work, equipment and supplies required to bring the Project Area into commercial production and the estimated cost of doing so, a description of the mining methods to be employed and a financial appraisal of the proposed operations and including at least the following:

(a)	a description of that part of the Project Area to be covered by the proposed Mining Operation;

(b)	the estimated recoverable reserves of Mineral Product and the estimated composition and content of those reserves;

(c)	processing and the results of ore amenability treatment tests (if any);

(d)	the nature and extent of the facilities proposed to be acquired, which may include mill facilities if the size, extent and location of the ore body makes such mill facilities feasible, in which event the study will also include a design for the mill;

(e)	infrastructure, transport and logistics;

(f)	marketing analysis;

(g)	the total costs, including capital budget, which are reasonably required to purchase, construct and install all structures, machinery and equipment required for the proposed Mining Operation, including a schedule of timing of such requirements;

(h)	health, safety, environment, community and stakeholder analyses, including all environmental impact studies and costs of implementation;

(i)	the period in which it is proposed the proposed Mining Operation will be brought to commercial production;

(j)	other data and information as is reasonably necessary to substantiate the existence of an ore deposit of sufficient size and grade to justify development of a mine, taking into account all relevant business, tax and other economic considerations including a cost comparison between purchasing or leasing and renting of facilities and equipment required for the operation of the proposed Mining Operation;

(k)	initial working capital or working capital requirements for any longer period as may be reasonably justified in the circumstances;

(l)	risk management and analysis;

(m)	preparation of a construction contracting plan and identification of appropriate contractors to conduct the work under all contracts identified in the construction contracting plan as being necessary for the construction of the project and a commitment from such contractors on the principal terms for such contracts consistent with the terms outlined in the construction contracting plan;

(n)	preparation of a detailed timetable for the construction and implementation of the Project, including target dates for key milestones;

(o)	preparation of a proposed Development Plan to be submitted to the Board in accordance with Sections 8.3(a)(iv) and 8.4;

(p)	analysis of the investment and whether the proposed Mining Operation is commercially viable; and

(q)	a recommendation of whether or not the proposed Mining Operation should proceed.

“Feasibility Study Phase”, in respect of any Project, means the phase during which the Feasibility Study is conducted.

“Final Environmental Impact Statement” means a final environmental impact statement issued for public comment by the appropriate Governmental Authorities under NEPA and the applicable Council on Environmental Quality guidelines.

“Fiscal Year” means a period of twelve (12) consecutive months, beginning on the first day of December and ending on the last day of November.

“Funding Commencement Date” has the meaning set forth in Section 5.1.Error! Reference source not found.

“Governmental Authority” means any federal, provincial, state, territorial, regional, municipal, local government or authority, quasi government authority, fiscal or judicial body, government or self-regulatory organisation, commission, board, tribunal, organisation, stock exchange or any regulatory, administrative or other agency, or any political or other subdivision, department, or branch of any of the foregoing.

“Government Official” includes any:

(a)	individual who is employed by or acting on behalf of a Governmental Authority, a person Controlled by a Governmental Authority (including state owned enterprises) or a public international organisation;

(b)	political party, party official or political office candidate;

(c)	individual who holds or performs the duties of an appointment, office or position created by custom or convention, including, potentially, some tribal leaders and members of royal families; or

(d)	individual who holds themselves out to be the authorized intermediary of any person specified in paragraphs (a) to (c) above.

“Gross Negligence” means any wrongful act or omission which was not an error of judgment, mistake or other act or omission (negligent or not) that was in reckless disregard of or wanton indifference to, harmful consequences to the other Member which the first Member knew, or should have known, such act or failure to act would have but Gross Negligence does not include any act or failure to act insofar as it was done or omitted in accordance with the express instructions or approval of all Members.

“Independent Peer Review” means a review undertaken by Persons appointed by the Board who have not had any direct prior involvement in (including the provision of work or services) the matter or thing the subject of the review.

“Initial Contribution” means that capital contribution each Member is deemed to have made pursuant to Section 5.1.

“Initial Program and Budget”, as the case may be, means:

(a)	the Initial Program and Budget, attached as Exhibit C; or

(b)	the Initial Program and Budget agreed by the Members in accordance with Section 8.2(d)(i) and deemed adopted by the Members and the Board in accordance with Section 8.2(e); or

(c)	the Initial Program and Budget deemed adopted by the Members and the Board in accordance with Section 8.2(g).

“Initial Project Area” means that part of the Properties as more particularly depicted in Exhibit A as the Arctic Project and the Bornite Project.

“Interest” has the meaning set forth in Section 14.10.

“Joint Actor” means a person acting “jointly or in concert with” another person within the meaning of Section 96 of the Securities Act (British Columbia) or as such section may be amended or re-enacted from time to time.

“JORC” means the Australasian Code for Reporting of Exploration Results, Mineral Resources and Ore Reserves prepared by the Joint Ore Reserves Committee of the Australasian Institute of Mining and Metallurgy, Australian Institute of Geoscientists and Minerals Council of Australia, or any successor code, instrument, rule or policy.

“Law” means all applicable federal, state, provincial, borough, tribal, native and local laws (statutory or common), rules, ordinances, regulations, grants, concessions, franchises, licenses, orders, directives, judgments, decrees, and other governmental restrictions, including permits and other similar requirements, whether legislative, municipal, administrative or judicial in nature, including Environmental Laws.

“Lease Agreement” means that certain Mining Lease and Option to Purchase Agreement, dated February 11, 2020, by and between NovaCopper, as Lessor, and the Company, as Lessee, respecting the Leased State Claims.

“Leased State Claims” means the Staked Claims in Exhibit A of this Agreement and the State of Alaska mining claims listed in other parts of Exhibit A of this Agreement, and which are also included in Exhibit A of the Lease Agreement.

“Liabilities” has the meaning set forth in the Contribution Agreement.

“Loan” has the meaning set forth in the Loan Agreement.

“Loan Agreement” means that certain Loan Agreement anticipated to be entered into and dated on or about February 18, 2020 by and between the Company and South32.

“Loan Decisions” means the consideration and approval of any matter or action related to the Loan or any Loan Documents, except for any matter or action set forth in Section 6.6(c).

“Loan Documents” has the meaning set forth in the Loan Agreement.

“Majority Approval” means a simple majority of the total votes entitled to be cast by the Voting Representatives present at a meeting of the Board duly called at which a quorum (as determined in accordance with Section 6.3(b)) was present or represented.

“Management Team” means the VPF and the VPO and such other Officers as may be appointed to the Management Team by the Board.

“Manual of Authorities” means a written manual which setting out the duties, responsibilities and authorities of the President and other Officers.

“Member” means each of South32 and NovaCopper (each an “Initial Member”) and each Person who or which hereafter acquires any Units or other form of membership interest in the Company and/or is admitted as a Member.

“Membership Interest” means, with respect to any Member:

(a)	that Member’s status as a Member or holder of Units;

(b)	that Member’s Capital Account and share of the profits, losses, and other items of income, gain, loss, deduction, and credits of, and the right to receive distributions (liquidating or otherwise) or Products from, the Company under the terms of this Agreement;

(c)	all other rights, benefits and privileges enjoyed by that Member in its capacity as a Member, including that Member’s rights to vote, consent and approve those matters described in this Agreement; and

(d)	all obligations, duties and liabilities imposed on that Member under this Agreement in its capacity as a Member.

“Mine” means the workings established and the property acquired, including plant and concentrator installations, processing facilities, infrastructure, mining plant and equipment, stores, consumables, housing, transportation and other facilities in order to bring the Project Area into production.

“Mining Operation” means an operation directed to the mining, extraction and production of ore and the treatment (including handling, milling or other processing) of ore to produce saleable Products.

“Monthly Construction Report” has the meaning set forth in Section 7.9(a).

“Monthly Operating Report” has the meaning set forth in Section 7.10(b).

“NANA” means the NANA Regional Corporation, Inc., a corporation organized pursuant to the provisions of the Alaska Native Claims Settlement Act, 43 U.S.C § 1601 et seq. and the laws of the State of Alaska.

“NANA Agreement” means the Exploration Agreement and Option to Lease between the Company and NANA dated October 19, 2011, as amended by an Amending Agreement between the Company and NANA dated May 10, 2012, as further amended by an Amending Agreement between the Company and NANA dated February 13,  2013, as further amended by an Amending Agreement between the Company and NANA dated January 13, 2015 and as further amended by an Amending Agreement between the Company and NANA dated August 20, 2019.

“NEPA” means the National Environmental Policy Act of 1969, 42 U.S.C. § 4331 et seq., as amended.

“NI 43-101” means National Instrument 43-101 – Standards of Disclosure for Mineral Projects of the Canadian Securities Administrators or any successor instrument, rule or policy.

“Non-Agreed IPB Items” has the meaning set forth in Section 8.2(d)(ii).

“Non-secured Member” has the meaning set forth in Section 14.5(c).

“Notice” has the meaning set forth in Section 18.1.

“NovaCopper” has the meaning set forth in the introductory paragraph to this Agreement.

“Offered Interest” has the meaning set forth in Section 14.3(a).

“Officers” means each of the members of the Management Team and such other Officers of the Company appointed by the Board in accordance with Article 7.

“Operating Phase” has the meaning set forth in Section 7.10(a).

“Operations” means the activities carried out by the Company under this Agreement.

“Option Agreement” has the meaning set forth in the Recitals to this Agreement.

“Oversight Committee” has the meaning set forth in the NANA Agreement.

“Party” means either the Company, NovaCopper or South32, as the context dictates.

“Parties” means the Company, NovaCopper and South32.

“PEA Phase”, in respect of any Project, means the phase during which a PEA is developed and prepared.

“Percentage Interest” means the percentage interest of a Member in certain allocations of profits and losses and other items of income, gain, loss or deduction and certain distributions of cash or property, representing the Membership Interest of a Member in the Company, as such interest may from time to time be adjusted hereunder. Percentage Interests shall be calculated to three decimal places and rounded to two (e.g., 1.519% rounded to 1.52%). Decimals of .005 or more shall be rounded up, decimals of less than .005 shall be rounded down. The initial Percentage Interests of the Members are set forth in Section 5.3.

“Permitting” means all actions reasonably necessary to obtain all rights, licenses, approvals, permits, and authorizations reasonably necessary to construct and operate a Project substantially as contemplated by a Feasibility Study, including, but not limited to:

(a)	compliance with NEPA, including:

(i)	gathering of data, technical analyses and preparation of materials to support federal agency compliance with NEPA and preparation of any documents required by NEPA;

(ii)	government, community and public relations activities in support of the NEPA process and related federal, state, local or citizen participation in the NEPA process;

(iii)	preparing an environmental impact statement or environmental assessment; and

(iv)	administrative and judicial proceedings and appeals of any agency decisions;

(b)	preparation and submission of applications for permits, authorizations and approvals required by Environmental Laws, including:

(i)	gathering of data, technical analyses, preparation of materials and consultation with permitting or regulatory authorities to support such applications;

(ii)	engineering studies, plans or designs prepared to support such applications;

(iii)	governmental, community and public relations activities in support of or related to any of the agency processes for review or approval of such applications; and

(iv)	administrative and judicial proceedings and appeals of any government agency decisions to grant or issue such permits, authorizations or approvals;

(c)	preparation and submission of applications for authorizations to use, cross or access lands or waters necessary to construct, operate, or support a Project; and

(d)	the entering into or amendment of agreements (or both, as the case may be) to provide lands necessary for construction and operation of the Project.

“Permitting Phase”, in respect of any Project, means the phase during which Permitting is conducted.

“Person” means a natural person, any general partnership (including a limited liability partnership), limited partnership (including a limited liability limited partnership), limited liability company, corporation, joint venture, trust, business trust, cooperative, association or any foreign trust or foreign business organization.

“Personnel”, in relation to the Company or a Member, means any of its directors, officers, employees, agents, consultants, invitees, subcontractors and representatives.

“Pre-Feasibility Study” means a comprehensive study, prepared by an internationally recognized mining engineering firm, complying with NI 43-101, JORC, and the SEC Mining Rules, to the standards of the Members, of a range of options for the technical and economic viability of a Project that has advanced to a stage where a preferred mining method, in the case of underground mining, or the pit configuration, in the case of an open pit, is established and an effective method of mineral processing is determined. The study shall include a financial analysis based on reasonable assumptions on or in respect of mining, processing, metallurgical, economic, marketing, legal, environmental, social and governmental considerations (including permitting), work plan and schedule for the recommended next study phase and the evaluation of any other relevant factors. The study shall have an accuracy of between twenty percent (20%) and twenty-five percent (25%) and at a minimum include:

(a)	Mine design based on a resource model;

(b)	the best alternative selected from a range of alternatives;

(c)	preliminary studies completed on geotechnical, environmental, and infrastructure requirements;

(d)	bench scale metallurgical tests and preliminary process design completed; and

(e)	cost estimates based on factored or comparative prices.

“Pre-Feasibility Study Phase”, in respect of any Project, means the phase during which the Pre-Feasibility Study is developed and prepared.

“Preliminary Economic Assessment” or “PEA” means a study, other than a Pre-Feasibility Study or Feasibility Study, that includes an economic analysis of the potential viability of mineral resources and includes disclosure of forecast mine production rates and includes estimated capital costs to develop and sustain the mining operation, operating costs, and projected cash flows with an estimation accuracy of between thirty percent (30%) and thirty-five (35%). At such time as the SEC Mining Rules go into effect, a Preliminary Economic Assessment shall also satisfy the requirements of an Initial Assessment under the SEC Mining Rules.

“President” means the President of the Company as appointed by the Board in accordance with Section 7.1.

“Prime Rate” means the interest rate quoted as “Prime” by J.P. Morgan Chase & Co., New York, at its head office, as said rate may change from day to day (which quoted rate may not be the lowest rate at which such bank loans funds).

“Products” means all ores, concentrates or other intermediate products, metals, minerals and mineral resources produced from the Properties under this Agreement.

“Program” means a description in reasonable detail of Operations to be conducted and objectives to be accomplished by the Company for a Fiscal Year or any longer period.

“Project”, in respect of any Project Area, means to undertake Operations for the following purposes:

(a)	to carry out Exploration and further evaluation of the Project Area for Products;

(b)	if results justify so doing, to make technical, commercial and economic feasibility studies in accordance with the provisions of this Agreement to establish whether or not a Mining Operation is economically viable in or on the Project Area;

(c)	if any Mining Operation is considered technically, commercially and economically viable, to develop one or more Mines and to commence and continue production of Products; and

(d)	any other activity in connection with or incidental to any of the foregoing.

“Project Area” means any part of the Properties which is the subject of, or which forms part of, a Project.

“Project Phase Report” means a detailed report prepared by the President at the end of each Project Phase for submission to the Technical Committee, which in regard to the Pre-Feasibility Study Phase and Feasibility Study shall, among other things, cover those areas referred to in the definition of Pre-Feasibility Study and Feasibility Study, as the case may be, and be in the format and contain the content and chapters/divisions set forth in Exhibit D and which in regard to any other Project Phase shall summarize the Programs and Operations conducted and the Expenditure incurred during such Project Phase as well as the outcomes and findings of the studies or Operations conducted during such Project Phase.

“Project Phases” means the Exploration Phase, the PEA Phase, the Pre-Feasibility Study Phase, the Feasibility Study Phase, the Permitting Phase and the Development Phase and “Project Phase” means any one of them.

“Project Security” means any Encumbrance over all or any of the Assets which the Board has, by Unanimous Approval, approved as Project Security.

“Properties” means the ANCSA Lands, the Ambler Lands and the Bornite Lands described in Exhibit A and interests therein together with all other interests in real property, fixtures and improvements and all easements, rights-of-way, water rights, and all other appurtenances within the Area of Interest which are acquired and held subject to this Agreement.

“Purchase Option” means the put/call option set forth in the Lease Agreement.

“Resigning Member” has the meaning set forth in Section 14.12.

“Related Party” means a Member or an Affiliate of a Member.

“Related Party Transaction” means any contract or other legally binding transaction, arrangement or understanding between the Company and a Related Party.

“Rules” has the meaning set forth in Section 15.3.

“SEC Mining Rules” means subpart 1300 and Item 601(b)(96) of Regulation S-K under the U.S. Securities Act of 1933, as amended, as such rules may be amended.

“Secretary of State” means the secretary of state of the State of Delaware.

“Security” has the meaning set forth in Section 14.5(a).

“Security Holder” has the meaning set forth in Section 14.5(c).

“Selling Member” has the meaning set forth in Section 14.3(a).

“Services Agreement” means the services agreement anticipated to be entered into and dated on or about February 18, 2020 between the Company and NovaCopper and any and all documents and agreements contemplated thereby or ancillary thereto.

“South32” has the meaning set forth in the Introduction to this Agreement.

“Special Approval” means approval by sixty percent (60%) or more of the total votes entitled to be cast by the Voting Representatives present at a meeting of the Board duly called at which a quorum (as determined in accordance with Section 6.3(b)) was present or represented, and shall also include approval by an instrument in writing signed by all representatives on the Board.

“Staked Claims” means the State of Alaska mining claims described as the Staked Claims of Exhibit A of this Agreement.

“Subscription Contribution of South32” means $145 million.

“Sunshine Deposit” means the part of the Property to the west of the Arctic Deposit that as at the Effective Date consists of the volcanogenic massive sulfide deposit commonly referred to as Sunshine, as more particularly described in Exhibit A.

“Tax” means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs, capital stock, franchise, withholding, social security, unemployment, disability, property, sales, use, transfer, registration, value added, estimated or other tax, or any other assessment, by any Governmental Authority of any kind whatsoever, including any interest, penalty, or addition thereto, whether or not disputed.

“Tax Year” means a period of twelve (12) consecutive months, beginning on the first day of July and ending on the last day of June.

“Technical Report” means a report prepared, filed and certified in accordance with this Agreement and NI 43-101.

“Technical Report Summary” means a report prepared, filed and certified in accordance with this Agreement and the SEC Mining Rules.

“Transfer” means to sell, grant, assign, encumber, pledge or otherwise commit or dispose of, and with respect to a Membership Interest, or any economic interest therein, a Transfer also means (i) when used as a verb, to sell, assign, dispose of, exchange, pledge, encumber, hypothecate or otherwise transfer such Membership Interest (or any participation or interest therein), whether directly or indirectly (including pursuant to a derivative transaction), or agree or commit to do any of the foregoing and (ii) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge, encumbrance, hypothecation, or other transfer of such Membership Interest (or any participation or interest therein), or any agreement or commitment to do any of the foregoing.

“Transferee” has the meaning set forth in Section 14.3(a).

“Transfer Notice” has the meaning set forth in Section 14.3(a).

“Treasury Regulations” or “Treas. Regs.” means regulations issued by the United States Department of Treasury under the Code. Any reference herein to a specific section or sections of the Treasury Regulations shall be deemed to include a reference to any corresponding provision of future regulations under the Code.

“Trilogy” has the meaning set forth in the Recitals.

“Unanimous Approval” means the affirmative vote of all votes entitled to be cast by the Voting Representatives present at a meeting of the Board duly called at which a quorum (as determined in accordance with Section 6.3(b)) was present or represented, and shall also include approval by an instrument in writing signed by all representatives on the Board.

“United States” means the United States of America and its territories and possessions.

“Unit” means a Membership Interest which shall be issued in the form of units as set forth in Exhibit E, or any successor interests thereof in the Company.

“Updated Development Plan” has the meaning set forth in Section 8.4(b).

“Vice President Finance” or “VPF” means the Vice President Finance of the Company appointed by the Board in accordance with Section 7.3.

“Vice President Operations” or “VPO” means the Vice President Operations of the Company appointed by the Board in accordance with Section 7.3.

“Voting Representative” means the representative of a Member on the Board who is entitled to cast all of the votes of such Member, determined as provided in Section 6.2(a).

“Wilful Misconduct” means any act or failure to act (whether sole, joint or concurrent) by a Member that was intended to cause or was in reckless disregard of, or wanton indifference to, the harmful consequences to the interests or property of the other Member which the Member acting or failing to act knew, or should have known, would result from such act or omission, but Wilful Misconduct does not include any act or failure to act insofar as it was done or omitted in accordance with the express instructions or approval of all Members.

1.2               Rules of Construction. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references herein to articles, sections and exhibits, unless the context requires a different construction, shall be deemed to be references to the articles and sections of this Agreement and the exhibits attached hereto and made a part hereof. In this Agreement, unless a clear contrary intention appears, the word “including” (and with correlative meaning “include”) means including, without limiting the generality of any description preceding such term. Words, terms and phrases used, but not specifically defined, in this Agreement shall have the meanings commonly ascribed to such words, terms or phrases. The headings of the various articles and sections of this Agreement are for convenience only and shall not affect the meaning of the terms and conditions of this Agreement. No provision of this Agreement shall be interpreted or construed against any party solely because that party or its legal representative drafted such provision. The singular includes the plural and conversely and a gender includes all genders. A reference to any party (including a Party) includes that party’s executors, administrators, substitutes (including, but not limited to, persons taking by novation), successors and permitted assigns. A reference to an agreement or document (including a reference to this Agreement) is to the agreement or document as amended, varied, supplemented, novated or replaced except to the extent prohibited by this Agreement or that other agreement or document. A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation, code, by-law, ordinance or statutory instrument issued under it. If an act is prescribed to be done on a specified day which is not a Business Day, it shall be done instead on the next Business Day.

Article 2
REPRESENTATIONS AND WARRANTIES; TITLE TO ASSETS

2.1               Capacity of Members. As of the Effective Date, each Member represents and warrants to the other Member as follows:

(a)	it is a corporation duly incorporated and in good standing under the law of its place of incorporation and is qualified to do business and lawfully authorized to hold mineral rights in the State of Alaska and is in good standing in those jurisdictions where such qualification is necessary in order to carry out the purposes of this Agreement;

(b)	it has the capacity to enter into and perform this Agreement and all transactions contemplated herein and that all corporate and other actions required to authorize it to enter into and perform its obligations under this Agreement have been properly taken;

(c)	it will not breach any other agreement or arrangement by entering into or performing this Agreement; and

(d)	this Agreement has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms.

2.2               Record Title. All right, title and interest in and to the Assets shall be held by the Company.

2.3               Loss of Title. Any failure or loss of title to the Assets, including without limitation leasehold and fee title, and all costs of defending title, shall be charged to the Business Account.

2.4               No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN SECTION 2.1, THE MEMBERS MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, AND THERE ARE NO IMPLIED CONDITIONS IN RESPECT OF ANY ASSETS, LIABILITIES OR OPERATIONS, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES OR CONDITIONS ARE HEREBY EXPRESSLY DISCLAIMED. FOR CERTAINTY, NOTHING IN THIS SECTION LESSENS, PREJUDICES OR OTHERWISE AFFECTS THE RIGHTS AND REMEDIES OF THE COMPANY, TRILOGY, NOVACOPPER OR SOUTH32 IN RESPECT OF ANY REPRESENTATIONS AND WARRANTIES GIVEN OR MADE BY ANY OF THE COMPANY, TRILOGY, NOVACOPPER OR SOUTH32 UNDER THE OPTION AGREEMENT OR ANY LOAN DOCUMENT AND THE RIGHTS AND REMEDIES OF THE COMPANY, TRILOGY, NOVACOPPER AND SOUTH32 IN RESPECT OF SUCH REPRESENTATIONS AND WARRANTIES SHALL BE EXCLUSIVELY GOVERNED BY THE OPTION AGREEMENT AND SUCH LOAN DOCUMENT, AS APPLICABLE.

Article 3

 NAME, PURPOSES AND TERM

3.1               General. The Company has been duly organized pursuant to the Act by the filing of the Certificate of Formation with the Secretary of State. The Members agree that all of their rights with respect to the Company and all of the Operations shall be subject to and governed by this Agreement. To the fullest extent permitted by the Act, this Agreement shall control as to any conflict between this Agreement and the Act or as to any matter provided for in this Agreement that is also provided for in the Act.

3.2               Name. The name of the Company shall be Ambler Metals LLC. The President shall accomplish any filings or registration required by applicable statutes where the Company conducts any Operations.

3.3               Purposes. The Company is formed for the following purposes and for no others, and shall serve as the exclusive means by which the Members, or either of them, accomplish such purposes:

(a)	to conduct Exploration within the Properties and the Area of Interest;

(b)	to acquire additional property or interests therein within the Area of Interest;

(c)	to evaluate a possible Development on the Properties;

(d)	to conduct the Permitting necessary or required to construct and operate a Project;

(e)	to engage in Development and Mining Operations on the Properties;

(f)	to complete and satisfy all Environmental Compliance obligations and Continuing Obligations affecting the Properties;

(g)	to enter into the Loan Documents and to perform its obligations thereunder; and

(h)	to perform any other activity necessary, appropriate, or incidental to any of the foregoing including the beneficiation, processing or refining of Products.

3.4               Limitation. Unless approved by Unanimous Approval, the Operations shall be limited to the purposes described in Section 3.3, and nothing in this Agreement shall be construed to enlarge such purposes.

3.5               Conduct of Operations. Each Member (to the extent it can lawfully do so) shall exercise its rights under this Agreement and its powers in relation to the Company to ensure that:

(a)	the Company performs and complies with all its obligations under this Agreement; and

(b)	the Operations are conducted by the Company:

(i)	in accordance with sound and good business practice;

(ii)	in accordance with international accepted practice in the international resources industry;

(iii)	without the Company or any Member engaging in corrupt activity; and

(c)	in accordance with policies, procedures, practices and standards approved by the Board which, except with respect to anti-corruption/anti-bribery, shall reflect the policies, procedures, practices and standards of each Member holding, in the aggregate, not less than fifty percent (50%) of the outstanding Membership Interest; and with respect to anti-corruption/anti-bribery in accordance with, at a minimum, the policies, procedures, practices and standards set by South32, as applicable to the Company.

3.6               Effective Date and Term.

(a)	This Agreement shall be effective as of the Effective Date.

(b)	The term of the Company shall be perpetual, unless earlier terminated pursuant to Section 11.1.

3.7               Registered Agent; Offices. The initial registered office and registered agent of the Company shall be as set forth in the Company’s Certificate of Formation. The Board may from time to time designate a successor registered office and registered agent and may amend the Certificate of Formation to reflect any such change. The location of the principal place of business of the Company shall be at such location in the United States as the Board shall from time to time select.

Article 4
FIDUCIARY DUTIES, CORPORATE OPPORTUNITY AND RELATIONSHIP OF THE MEMBERS

4.1               No State-Law Partnership. Nothing contained in this Agreement shall be deemed to constitute either Member the partner, agent or legal representative of the other, or to create any mining, commercial or other partnership (other than a partnership for federal and state tax purposes) and except as expressly provided otherwise in this Agreement, nothing in this Agreement will create or be deemed to create a fiduciary relationship between the Members. Except pursuant to the authority expressly granted herein or as otherwise agreed in writing between the Members, neither Member:

(a)	solely by virtue of being a Member, shall have any authority to act for the Company or another Member or to assume any obligation or responsibility on behalf of the Company or the other Member; or

(b)	shall, except as required by applicable Law, directly or indirectly use or permit the use of the name of the other Member for any purpose related to the Properties or this Agreement.

4.2               Federal Tax Elections and Allocations. The Company shall be treated as a partnership for federal income tax purposes. Tax elections and allocations shall be made as set forth in Exhibit B.

4.3               State Income Tax. The Members also agree that, to the extent permissible under applicable Law, their relationship shall be treated for state income tax purposes in the same manner as it is for Federal income tax purposes.

4.4               Tax Returns. The VPF shall prepare and shall file, after approval of the Board, any tax returns or other tax forms required.

4.5               Other Business Opportunities. To the fullest extent permitted by applicable Law, except as expressly provided in this Agreement: (a) each Member shall have the right independently to engage in and receive full benefits from business activities, whether or not competitive with the Operations, without consulting the other; and (b) the doctrines of “corporate opportunity”, “business opportunity” or any analogous doctrine shall not be applied to any other activity, venture, or operation of either Member. Neither Member shall have any obligation to any Member or the Company with respect to any opportunity to acquire any property outside the Area of Interest at any time, or, except as otherwise provided in Section 14.12, within the Area of Interest after the termination of the Company. Except as otherwise provided in Article 12, no Member nor any of its Affiliates shall have any obligation to refrain from: (i) engaging in the same or similar activities or lines of business as the Company or developing or marketing any products or services that compete, directly or indirectly, with those of the Company; (ii) investing or owning any interest publicly or privately in, or developing a business relationship with, any Person engaged in the same or similar activities or lines of business as, or otherwise in competition with, the Company; (iii) doing business with any client or customer of the Company; or (iv) using, for any reason not related to the Properties, any geological, geophysical, geochemical, metallurgical or operational concept, model or principle of any kind. Unless otherwise agreed in writing, no Member will have any obligation to mill, beneficiate or otherwise treat any Products or any other Member’s share of Products in any facility owned or controlled by that Member.

4.6               Waiver of Right to Partition. The Members hereby waive and release all rights of partition, or of sale in lieu thereof, or other division of Assets, including any such rights provided by statute.

4.7               Transfer of Membership Interest. Except as otherwise provided in this Agreement, neither Member shall Transfer all or any part of its Membership Interest.

4.8               Implied Covenants; No Fiduciary or Additional Duties. There are no implied covenants contained in this Agreement. No Member or representative of a Member on the Board shall have any fiduciary or other duties to the Company or the other Member except as specifically provided by this Agreement, and such representatives and the Members’ duties and liabilities otherwise existing at law or in equity (including the duty of loyalty and the duty of care) are restricted and eliminated by the provisions of this Agreement to those duties and liabilities specifically set forth in this Agreement. For greater certainty, to the fullest extent permitted by applicable Law, a Member’s representative on the Board shall:

(a)	be considered the agent of the Member that appointed such Person as its representative, and such representative shall not be deemed an agent or sub-agent of the Company or the other Members and, except as otherwise specifically provided herein, shall have no duty (fiduciary or otherwise) to the Company or the other Members; and

(b)	be entitled to take into account the interests of the Member that appointed such Person as its representative and may act on the wishes of that Member in performing any of his or her duties or exercising any power, right or discretion as a member of the Board or in relation to the Company.

Notwithstanding any contrary provision of this Agreement, in carrying out any duties hereunder, representatives on the Board and the Members shall not be liable to the Company nor to any Member for breach of any duty for the representative’s or any such Member’s good faith reliance on the provisions of this Agreement, the records of the Company, or such information, opinions, reports or statements presented by the other Member, the President, any other Officer or employee of the Company, or the Board or other committee of the Company, or by any other Person as to matters such Member or the representative reasonably believes are within such other Person’s professional or expert competence. The preceding sentence shall in no way limit any Person’s right to rely on information to the extent provided in Section 18-406 of the Act.

4.9               Liabilities; Indemnification.

(a)	No Member of the Company shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation or liability of the Company, whether such liability or obligation arises in contract, tort or otherwise, solely by reason of being a Member of the Company.

(b)	The Company shall indemnify, defend and hold harmless each Member and their respective directors, officers, employees, agents and attorneys from and against any and all third party losses, Claims, damages and liabilities arising out of or relating to:

(i)	the Company or the Operations, including Environmental Liabilities and Continuing Obligations; and

(ii)	any reimbursements by one Member to the other Member of any of the foregoing pursuant to Section 5.9, except to the extent such losses, Claims, damages or liabilities arise out of or result from any conduct described in any of Sections 4.9(e)(i) to 4.9(e)(iii) inclusive.

Notwithstanding the foregoing, the Company shall not be required to indemnify, defend and hold harmless NovaCopper and its directors, officers, employees, agents and attorneys from and against any and all third party losses, Claims, damages and liabilities to the extent that such third party losses, Claims, damages and liabilities arise out or in connection with any Liabilities (other than the Assumed Obligations).

(c)	Subject to Section 4.9(d), in all circumstances to which Section 4.9(b) applies and without limiting Section 5.9, indemnification:

(i)	shall be provided only out of and to the extent of the net assets of the Company and no Member shall have any personal liability whatsoever on account thereof; and

(ii)	notwithstanding Section 4.9(c)(i), the Company’s indemnification pursuant to Section 4.9(b) as to third party Claims shall be only with respect to such loss, liability or damage that is not otherwise compensated by insurance.

(d)	If as at the date that the Company is obliged to indemnify a Member pursuant to Section 4.9(b) in respect of any of the losses, Claims, damages or liabilities described in that Section (“Indemnification Liability”) the Company:

(i)	does not have the financial capacity or resources to fulfill its indemnification obligations under Section 4.9(b) in respect of an Indemnification Liability; and

(ii)	provision for payment of that Indemnification Liability was not made in the then current approved and adopted Program and Budget; and

(iii)	Products are then being produced from a Project,

then notwithstanding anything in Article 10 to the contrary and until such time as the Company has discharged the Indemnification Liability the Company shall be entitled without the necessity for any approval from the Board:

(iv)	from time to time to take possession of and sell or dispose of, for the best price reasonably obtainable on terms and conditions determined by the Company, all the Products then being produced; and

(v)	apply the proceeds from time to time received from such sale or disposal of the Products in the following order of priority:

(A)	in payment, satisfaction or reimbursement to the Company of all costs, charges and expenses incurred by the Company in connection with taking possession of, storing, insuring, transporting and selling or disposing of such Products;

(B)	in making all payments due in respect of the Indemnification Liability; and

(C)	if there is any surplus proceeds remaining from the sale of Products after the Company has discharged the Indemnification Liability, distribute such proceeds in accordance with Section 10.2.

(e)	Subject to Section 4.8, each Member shall indemnify, defend and hold harmless the Company, the other Member and its Affiliates, and its and their respective directors, officers, employees, agents and attorneys from and against any and all losses, Claims, damages and liabilities arising out of or relating to:

(i)	any unauthorized act (which for certainty does not mean or include a breach by a Member of any term or condition of this Agreement) or any assumption of liability by the indemnifying Member, or any of its directors, officers, employees, agents and attorneys done or undertaken, or apparently done or undertaken, on behalf of the Company or the other Member, except pursuant to the authority expressly granted herein or as otherwise agreed in writing between the Members;

(ii)	any breach by such Member of any of its express representations, warranties or obligations set forth in this Agreement, including those set forth in Article 17; or

(iii)	any breach by such Member of any covenant contained in this Agreement caused by or attributable to such Member’s Wilful Misconduct or Gross Negligence.

(f)	NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NO PERSON OTHER THAN A MEMBER SHALL HAVE THE RIGHT TO ENFORCE ANY REPRESENTATION OR WARRANTY OF A MEMBER OR THE COMPANY HEREUNDER, OR ANY OBLIGATION OF A MEMBER TO CONTRIBUTE CAPITAL HEREUNDER, TO FUND CONTINUING OBLIGATIONS, TO REIMBURSE OR INDEMNIFY THE OTHER MEMBER HEREUNDER, AND SPECIFICALLY NEITHER THE COMPANY NOR ANY LENDER OR OTHER THIRD PARTY SHALL HAVE ANY SUCH RIGHTS, IT BEING EXPRESSLY UNDERSTOOD THAT THE REPRESENTATIONS AND WARRANTIES, AND THE CONTRIBUTION, REIMBURSEMENT AND INDEMNIFICATION OBLIGATIONS SET FORTH IN Article 2 AND Article 12 AND SECTIONS 5.1, 5.5, 5.7, 5.8, 5.9, 8.9, 8.10, 9.2, 9.3, 11.4 AND 14.12 SHALL BE ENFORCEABLE ONLY BY A MEMBER AGAINST ANOTHER MEMBER (WHICH, NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, ARE IN ALL SUCH CASES FOR THE BENEFIT OF THE MEMBERS). FOR THE AVOIDANCE OF DOUBT, THE COMPANY SHALL BE BOUND BY Article 2 AND Article 12 AND SECTIONS 5.1, 5.5, 5.7, 5.8, 5.9, 8.9, 8.10, 9.2, 9.3, 11.4 AND 14.12, BUT SHALL HAVE NO RIGHT TO ENFORCE THOSE PROVISIONS AGAINST A MEMBER, SUCH RIGHTS BEING EXCLUSIVELY VESTED IN THE MEMBERS. ANY MEMBER MAY BRING A DIRECT ACTION AGAINST ANY OTHER MEMBER WITH RESPECT TO ANY OF Article 2 AND Article 12 OR SECTIONS 5.1, 5.5, 5.7, 5.8, 5.9, 8.9, 8.10, 9.2, 9.3, 14.12, 11.4 AND 14.12 WITHOUT THE REQUIREMENT TO BRING A DERIVATIVE ACTION OR OTHERWISE SATISFY THE REQUIREMENTS OF SECTIONS 18-1001 THROUGH 18-1004 OF THE ACT OR OTHER SIMILAR REQUIREMENTS.

Article 5
PERCENTAGE INTERESTS

5.1               Member’s Initial Contributions. The Members shall be deemed to have made the following Initial Contributions:

NovaCopper	$176 million
South32	$176 million

Subject to this Agreement, the Initial Contribution of South32 shall be applied to fund all Expenditure requirements of the Company in connection with the Operations the subject of the Initial Program and Budget and, as applicable, the Operations the subject of any subsequent adopted Program and Budget and no Member shall be obliged to contribute funds in accordance with Section 5.5 until (i) the date on which the remaining balance of the Subscription Contribution of South32 is equal to the cash balance that the President is required to maintain in accordance with Section 9.2 and (ii) any loans to any Member by the Company, including without limitation the Loan, have been repaid in full (“Funding Commencement Date”).

5.2               Return of Contributions. No Member shall be entitled to the return of any part of its capital contributions or to be paid interest in respect of either its Capital Account or its capital contributions. No unrepaid capital contribution shall constitute a liability of the Company or any Member. A Member is not required to contribute or to lend cash or property to the Company to enable the Company to return either Member’s capital contributions. The provisions of this Section 5.2 shall not limit a Member’s rights or obligations under Article 11.

5.3               Initial Percentage Interests. The Members shall have the following initial Percentage Interests, which shall be represented by the Units as set forth on Schedule 1:

NovaCopper	Fifty Percent (50%)
South32	Fifty Percent (50%)

5.4               Changes in Percentage Interests. A Member’s Percentage Interest shall be changed as follows (with appropriate adjustment made in the Units issued to the Members as shown on Schedule 1):

(a)	as provided in Section 5.8; or

(b)	upon an election by a Member pursuant to Sections 5.6 and 8.8 to contribute less to an adopted Program and Budget than the percentage reflected by its Percentage Interest; or

(c)	in the event of default by a Member in making its agreed-upon contribution to an adopted Program and Budget, followed by an election by the other Member to invoke Section 5.7(b); or

(d)	upon the Transfer by a Member of all or less than all of its Membership Interest in accordance with Article 14; or

(e)	(i) other than as set forth in subsections (ii) or (iii) below, upon the issuance of additional Membership Interest in the Company with the unanimous approval of the Members, (ii) in the event of a forfeiture of Units by South32 (or its successor) to the Company and an election by NovaCopper to exercise its Contribution Election (as defined in the Loan Agreement) each pursuant to the Loan Agreement, upon the issuance of that number of Units provided for in the Loan Agreement to NovaCopper, or (iii) in the event of a forfeiture of Units by South32 (or its successor) to the Company pursuant to the Loan Agreement, upon the issuance of an equal number of Units with the unanimous approval of the other Members.

5.5               Additional Cash Contributions. Subject to any election permitted by Section 5.6, the Members shall on and after the Funding Commencement Date be obliged to contribute funds in proportion to their respective Percentage Interests to all adopted Programs and Budgets. If a Member fails to contribute to any adopted Program and Budget in at least the amount required to maintain its Percentage Interest equal to or greater than ten percent (10%), Section 5.8 shall apply.

5.6               Voluntary Reduction in Percentage Interest. On or after the Funding Commencement Date, a Member may elect, in the manner provided in Section 8.8, to limit its contributions to an adopted Program and Budget as follows:

(a)	to some lesser amount than its respective Percentage Interest; or

(b)	by not contributing any amount to the adopted Program and Budget.

If a Member elects, as permitted by this Section 5.6, to contribute to an adopted Program and Budget some lesser amount than its proportionate share of such Program and Budget based on its Percentage Interest, or not to contribute any amount, and the other Member elects to contribute the shortfall amount or elects not to contribute the shortfall amount and contributes its proportionate share of such Program and Budget based on its Percentage Interest, the Percentage Interest of the Member electing to contribute a lesser amount or not at all shall be recalculated at the time of election to equal the result obtained by dividing: (i) the sum of (a) the agreed value of the Member’s Initial Contribution under Section 5.1, plus (b) the total of all of the Member’s additional contributions, plus (c) the amount, if any, the Member elects to contribute to the adopted Program and Budget; by (ii) the sum of (a), (b) and (c) above for both Members; and then multiplying the result by one hundred. The Percentage Interest of the other Member shall thereupon become the difference between one hundred percent (100%) and the recalculated Percentage Interest.

5.7               Default in Making Contributions.

(a)	If on or after the Funding Commencement Date a Member defaults in making a contribution under Section 9.2 as required by an approved Program and Budget in respect of which as provided in Section 8.8 it has elected, or is deemed to have elected, to contribute, the non-defaulting Member may, in addition to all other rights and remedies available to it, advance the defaulted contribution on behalf of the defaulting Member and treat the same, together with any accrued interest, as a demand loan to the defaulting Member bearing interest from the date of the advance at the rate provided in Section 9.3 (“Cover Loan”). The failure to repay the Cover Loan upon demand shall be a default. A non-defaulting Member may elect any applicable remedy under Section 5.75.7(b) or any other rights and remedies available to such Member at law or in equity. All such remedies shall be cumulative and, except as otherwise provided herein, the election of one or more remedies shall not waive the election of any other remedies.

On or at any time after a non-defaulting Member has advanced a Cover Loan, the defaulting Member shall, when requested in writing by the non-defaulting Member, grant to the non-defaulting Member a first-ranking charge, mortgage, security agreement, debenture or other form of security interest specified by the non-defaulting Member over the defaulting Member’s Membership Interest (including the defaulting Member’s share of Products or cash entitlements in accordance with Article 10) on terms satisfactory to the non-defaulting Member to secure the repayment by the defaulting Member of the Cover Loan. The defaulting Member covenants and agrees with the non-defaulting Member that it shall, promptly at any time and from time to time at the request and cost of the defaulting Member, execute and deliver to the non-defaulting Member all deeds, instruments and other documents and do all acts and things which the non-defaulting Member may require for the purpose of granting such charge, mortgage, security agreement, debenture and other forms of security interest over the defaulting Member’s Membership Interest and for the purpose of registering such security interests.

(b)	If a default in making a contribution or in repaying a Cover Loan as required hereunder, the non-defaulting Member may, on not less than thirty (30) days prior Notice to the defaulting Member of its intention to exercise its rights under this Section 5.7(b), elect, as its sole and exclusive remedy, with respect to any such default not cured within such thirty (30) day notice period, to have the defaulting Member’s Percentage Interest permanently reduced by a percentage equal to:

(A – ((B)/(D+C))) * Default Rate

Where:

A = the defaulting Member’s Percentage Interest immediately prior to the adjustment

B = the sum of (a) the agreed value of the defaulting Member’s Initial Contribution under Section 5.1, plus (b) the total of all of the defaulting Member’s additional contributions

C = the amount of the Cover Loan default (including accrued but unpaid interest), if any

D = the sum of (a) the agreed value of the all of the Members’ Initial Contribution under Section 5.1, plus (b) the total of all of the Members’ additional contributions (through the date of the contribution default under Section 5.7(a))

The “Default Rate” is one and one-half (1.5) for the first and second such default and two (2.0) for the third and each subsequent such default. See Exhibit F for examples of adjustments to a defaulting Member’s Percentage Interest pursuant to this Section 5.7. Amounts treated as a Cover Loan pursuant to Section 5.7(a) and interest thereon shall be included in the calculation of the defaulting Member’s reduced Percentage Interest. The non-defaulting Member’s Percentage Interest shall, at such time, become the difference between one hundred percent (100%) and the further reduced Percentage Interest. Such reductions shall be effective as of the date of the default. Appropriate adjustments to the number of Units held by the Members shall be made to reflect the adjusted Percentage Interests of the Members.

5.8               Redemption of Minority Interest. On and after the Funding Commencement Date each Member covenants to make all contributions necessary to maintain a Percentage Interest of ten percent (10%) or more. If the Percentage Interest of a Member is reduced to less than ten percent (10%), a Member shall be deemed to have resigned from the Company within the context of the operation of Sections 18-306(2) and 18-502(c) of the Act and, as a consequence, shall have its entire Membership Interest redeemed for no consideration. Neither the Company nor the other Member shall have any other rights or remedies solely as a result of the redeemed Member’s failure to maintain a Percentage Interest of ten percent (10%) or more.

5.9               Continuing Obligations and Liabilities. Each Member shall be liable to the other Member to reimburse and pay to such other Member its respective share, based on Percentage Interests, of any and all third party losses, Claims, damages and liabilities arising out of or relating to the Company or the Operations, including each Member’s respective share of Environmental Liabilities and Continuing Obligations should the cumulative cost of satisfying any Environmental Liabilities or Continuing Obligations be in excess of cumulative amounts accrued or otherwise charged to the Environmental Compliance Fund, incurred by such other Member. The reimbursement obligation of a Member under this Section 5.9 shall apply whether or not any such losses, Claims, damages or liabilities accrue before or after the resignation or deemed resignation of such Member, the Transfer by such Member of all or any portion of its Membership Interest, the dissolution or liquidation of the Company, or any reduction of such Member’s Percentage Interest, but in each case:

(a)	only to the extent not indemnified by the Company pursuant to Section 4.9(b); and

(b)	not to the extent such losses, Claims, damages and liabilities arise out of conduct of the Member requesting reimbursement described in any of Sections 4.9(e)(i) to 4.9(e)(iii) inclusive.

Notwithstanding the foregoing, South32 shall not be liable to reimburse and pay to NovaCopper any and all third party losses, Claims, damages and liabilities relating to the Company or the Operations, including Environmental Liabilities and Continuing Obligations to the extent that such third party losses, Claims, damages and liabilities arise out or in connection with any Liabilities (other than the Assumed Obligations).

For purposes of this Section 5.9, such Member’s share of such liability shall be equal to its Percentage Interest at the time such liability was incurred (or as to any such liabilities arising or existing prior to the Effective Date, such Member’s initial Percentage Interest). Any resignation or deemed resignation of a Member, any Transfer by such Member or all or any portion of its Membership Interest, or any reduction of a Member’s Percentage Interest under this Article 5 shall not relieve such Member of its share of any such liability accruing before such Transfer or reduction. Notwithstanding the foregoing, the provisions of this Section 5.9 shall not apply in the case that the Member requesting reimbursement is finally determined to be personally liable for such losses, Claims, damages or liabilities, and shall not be construed as a waiver or reduction of the limitations under the Act or other applicable Law of the liability of a Member for Company obligations.

5.10          Units; UCC Article 8; Legends. The Company hereby irrevocably elects that all Units shall be “securities” within the meaning of Section 8-102(a)(15) and as provided by Section 8-103(c) of the Uniform Commercial Code as in effect in the State of Delaware and analogous provisions under Article 8 of the Uniform Commercial Code in effect in any other applicable jurisdictions. Certificates representing the Units of Membership Interest shall be issued by the Company substantially in the form of Exhibit E hereto and each certificate evidencing Units shall bear the following legends in addition to any other legends that may be applicable:

THIS CERTIFICATE EVIDENCES UNITS OF MEMBERSHIP INTEREST IN AMBLER METALS LLC THAT SHALL BE SECURITIES FOR PURPOSES OF, AND GOVERNED BY, ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE AS IN EFFECT IN THE STATE OF DELAWARE AND ANY OTHER APPLICABLE JURISDICTIONS.

THE UNITS OF MEMBERSHIP INTEREST REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO ALL OF THE OTHER TERMS AND CONDITIONS SET FORTH IN THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT DATED FEBRUARY 11, 2020, BY AND BETWEEN THE MEMBERS AND THE COMPANY.

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD OR OFFERED FOR SALE EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SUCH ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

Article 6
BOARD

6.1               Organization and Composition.

(a)	The Members hereby establish a Board which shall be responsible for the management of the business and affairs of the Company. Except with respect to those governing anti-corruption/anti-bribery, the Board shall determine overall policies, procedures, practices and standards (including health, safety, environment and community policy, business conduct policy and operating standards), methods and actions of the Company which shall reflect the corresponding policies, procedures, practices and standards of the Members holding, in the aggregate, not less than fifty percent (50%) of the outstanding Membership Interest. With respect to those governing anti-corruption/anti-bribery, the Board shall adopt, at a minimum, those of South32’s policies and procedures as applicable to the Company. The Board initially shall consist of four (4) representatives. So long as a Member maintains a twenty-five percent (25%) Percentage Interest, each such Member shall be entitled to appoint two (2) representatives to the Board; provided that in the event that the Percentage Interest of a Member decreases below twenty-five percent (25%), such Member shall be entitled to appoint only one (1) representative on the Board and the other Member shall be entitled to appoint three (3) representatives.

(b)	Notwithstanding the foregoing, if at any time there are more than two (2) Members then:

(i)	each such Member shall be entitled to appoint one (1) representative to the Board for each twenty percent (20%) Percentage Interest held by it; and

(ii)	in the event that the Percentage Interest of a Member decreases below fifteen percent (15%), the one representative of such Member on the Board shall be deemed to have automatically resigned without the necessity of any action by the Company or the other Members and such Member shall no longer have the right to appoint a representative to the Board and the other Members shall be entitled to appoint all the representatives to the Board.

(c)	Each Member may appoint one or more alternates to act in the absence of a regular representative. Any alternate so acting shall be deemed a representative on the Board of the appointing Member. A Member may replace one or more of its representatives or alternate representatives on the Board, by Notice to the other Members.

(d)	The Board shall at the first meeting of the Board in each Fiscal Year appoint one of the representatives appointed by the Members to the Board to be the Chair of the Board during that Fiscal Year.

(e)	The Chair of the Board shall preside at meetings of the Board but shall not in any circumstances be entitled to cast a deciding vote in the event that there is a tied vote cast by the representatives to the Board on any matter or to cast a deciding vote on any matter that must be determined by Special Approval or Unanimous Approval.

(f)	Representatives on the Board shall not be considered managers under the Act in such capacity, but derive all of their right, power and authority from the Members. No Member or representative of a Member on the Board shall have the power or authority in its individual capacity to bind the Company. All documents and instruments executed on behalf of the Company shall be signed by the President or an Officer, employee or agent of the Company to whom the Board has delegated the necessary general or specific authority.

6.2               Decisions.

(a)	Except with respect to Loan Decisions, each Member, acting through its appointed representatives on the Board shall have the number of votes on all matters presented for decision by the Board equal to such Member’s Percentage Interest. With respect to Loan Decisions, each Member (other than South32 or its successor), acting through its appointed representatives on the Board shall have the number of votes on all matters presented for decision by the Board equal to such Member’s Percentage Interest. All of the votes that the representatives of a Member are entitled to cast at any meeting of the Board shall be cast by the Voting Representative of that Member and no other representative of such Member shall be entitled to vote on any matter. At each meeting of the Board at which more than one representative of a Member is present, the representatives of such Member shall designate one such representative as the Voting Representative. If only one representative of a Member is present at a meeting of the Board, that representative shall be the Voting Representative. For the avoidance of doubt, the Voting Representative of a Member with a fifty percent (50%) Percentage Interest would be entitled to cast fifty (50) votes and the Voting Representative of a Member with a forty-six and 32/100ths (46.32%) Percentage Interest would be entitled to cast forty-six and 32/100ths (46.32) votes.

(b)	Except as provided in Section 6.6 or expressly provided in any other Section of this Agreement, all decisions or actions of the Board shall require a Majority Approval. Notwithstanding the foregoing, the determination of whether there has been Majority Approval with respect to a Loan Decision shall be determined by excluding any Voting Representatives appointed by South32 (or its successor) from that determination; provided, however, that any decision by the Voting Representatives with respect to a Loan Decision must be made in good faith.

(c)	The matters and actions set forth in Section 6.6(a) shall require Special Approval of the Board.

(d)	The matters and actions set forth in Section 6.6(b) shall require Unanimous Approval of the Board.

(e)	The matters and actions set forth in Section 6.6(c) shall require Majority Approval of the Board, which must include the approval of at least one Voting Representative appointed by South32 (or its successor).

(f)	Any election by the Company to exercise the Purchase Option pursuant to the Lease Agreement shall be determined by the Voting Representative(s) appointed by South32 (or its successor).

6.3               Meetings.

(a)	The Board shall meet as required by this Agreement or as otherwise needed, but not less frequently than once each quarter during each Fiscal Year. Meetings of the Board shall be held at such places as the Board may from time to time determine but the majority of all meetings of the Board in any Fiscal Year shall be held at locations or places within the United States. The Chair shall give not less than twenty (20) days’ prior Notice to the Members and representative of the Board of such regular meetings. Additionally, either Member may call a special meeting upon not less than twenty (20) day’s prior Notice to the Chair of the Board, the representatives of the Board, and the other Member. In case of emergency, reasonable notice of a special meeting shall suffice.

(b)	There shall be a quorum at any meeting of the Board if at least one representative (whether a regular representative or an alternate representative acting on behalf of a regular representative) of each Member is present; provided, however, that a representative of South32 (or its successor) is not required to be present at a meeting of the Board where the only items being considered are Loan Decisions in order for there to be a quorum as long as the representatives of South32 were provided notice of such meeting in accordance with this Agreement and were provided the opportunity to attend such Meeting of the Board. Notwithstanding the foregoing, if at the time scheduled for a meeting a quorum is not present or represented because at least one representative appointed by one of the Members is not in attendance or represented, then (i) the meeting shall be adjourned to the same time and place forty-eight (48) hours later, provided, however, if such adjournment would fall on a day that is not a Business Day, then the meeting shall be adjourned to the same time and place on the first Business Day following such forty-eight (48) hour period, and (ii) Notice of the adjourned meeting shall be given to both Members and all representatives. If at the first adjourned meeting a quorum is still not present or represented because at least one representative appointed by one of the Members is not in attendance or represented, then at such further adjourned meeting a quorum shall not require the attendance of a representative appointed by the Member whose representative(s) failed to attend the first Board meeting or the first adjourned Board meeting.

(c)	Each Notice of a meeting of the Board shall include an itemized agenda prepared by or on behalf of the Chair of the Board in the case of a regular meeting, or prepared by the Member calling the meeting in the case of a special meeting (including any agenda items requested by the other Members), but any matters may be considered with the consent of both Members. In the case of adjourned meetings due to lack of a quorum, the Board may act only on those items included in the Notice of the meeting to which the adjourned meeting relates.

(d)	Meetings of the Board may be held by means of conference telephone, video conferencing or other similar instantaneous communications technology by means of which all representatives on the Board participating in the meeting can hear each other, and participation in a meeting by such communications technology shall constitute presence in person at the meeting. Neither Member shall record any of the proceedings of the Board without the express prior written consent of the other Member.

(e)	The Chair of the Board shall cause written minutes of all meetings to be prepared and distributed to the Members within fifteen (15) days after the meeting. The Members shall have ten (10) Business Days from the date of receipt of a copy of the minutes to raise objections or to request revisions to the minutes by Notice to the Chair. If no such objection or request is made by a Member within such ten (10) Business Day period, such minutes shall be binding on the Members and the Board. If a Member raises objections or requests revisions to the minutes, such Member shall provide in writing a reasonable alternative to the provisions in the minutes distributed by the Chair and the Members shall attempt to revise the minutes, taking into account the objections or comments raised and the alternative provisions proposed. If the Members do not agree on the minutes of the meeting within thirty (30) days after delivery of the Notice from the objecting Member, the minutes of the meeting as prepared by the Chair together with the proposed changes submitted by the objecting Member shall collectively constitute the record of the meeting.

(f)	If Personnel employed or engaged by the Company for the purposes of the Operations are required to attend a Board meeting, reasonable costs incurred in connection with such attendance shall be a Company cost. All other costs of attending and participating in meetings of the Board shall be paid by the Members individually.

(g)	Experts and advisors of a Member shall be entitled to attend a Board meeting with representatives of the Member, at such Members expense, on prior written Notice to the other Member and the representatives, provided such experts and advisors shall:

(i)	be subject to the provisions of Article 16;

(ii)	only be present at the meeting only during the discussion of the matter in respect of which the expert or advisor is permitted to be present;

(iii)	only participate in the discussion with the consent of each representative of the Members present at the meeting; and

(iv)	not vote on any resolution put to the meeting.

(h)	For greater certainty, Members shall bear the expenses incurred by their respective representatives in attending Board Meetings.

6.4               Initial Board Resolutions. The Members shall procure that on or within fifteen (15) days after the Effective Date a duly convened meeting of the Board is convened and held at which a quorum is present and acting throughout at which the following matters are approved in accordance with this Agreement:

(a)	the appointment of the auditors of the Company;

(b)	if not already the case, the adoption of November 30 as the financial year end of the Company;

(c)	the Manual of Authorities, with or without amendment, addition, deletion or other alteration or modification as the Board considers fit;

(d)	any existing powers of attorney of the Company be revoked; and

(e)	the mandate of the Technical Committee.

6.5               Action Without Meeting. Any action required or permitted to be taken at a meeting of the Board may be taken without a meeting and without prior Notice if the action is evidenced by a written consent describing the action taken, signed by the representative or representatives on the Board having the requisite Percentage Interest to take such action; provided that Notice of all actions taken by less than unanimous written consent shall be provided to all representatives of the Board (other than representatives of the Board executing such consent) not later than two (2) Business Days after the taking of such action. Action taken under this Section 6.4 shall be effective when representatives of the Board holding the requisite Percentage Interest have signed the consent, unless the consent specifies a different effective date.

6.6               Matters Requiring Special Approval or Unanimous Approval.

(a)	The following matters shall require Special Approval by the Board:

(i)	a decision (other than a Loan Decision) to institute litigation or arbitration or to settle a dispute with any Person in cases where the amount in controversy exceeds Five Million Dollars ($5,000,000);

(ii)	any transaction or the making of a contract between the Company and either Member or an Affiliate of either Member other than on arm’s length terms (for the avoidance of doubt, the Lease Agreement shall be deemed to have been approved by the Special Approval of the Board);

(iii)	any distribution of cash pursuant to Section 10.2;

(iv)	the Manual of Authorities, and once approved, any variations or amendments to the Manual of Authorities; and

(v)	any other matter which this Agreement provides requires Special Approval by the Board.

(b)	The following matters shall require Unanimous Approval by the Board:

(i)	any amendment to the Certificate of Formation or this Agreement;

(ii)	any adoption, approval or recommendation of any plan of complete or partial liquidation, merger, spin-off, or consolidation of the Company;

(iii)	any incurrence of debt by the Company other than the incurrence of debt in the ordinary course of business or the incurrence of any debt not contemplated by an approved Program and Budget;

(iv)	any creation or grant of any Encumbrance in, on or over the Properties or any material Asset, other than (A) liens imposed by a Law or by this Agreement, or (B) arising in the ordinary course of business as contemplated by an approved Program and Budget;

(v)	subject to Law, any filing of a petition or application by the Company relating to bankruptcy, insolvency, readjustment of debt, moratorium on payments or creditors’ rights;

(vi)	the sale or other disposition of all or substantially all of the Assets;

(vii)	any decision to conduct activities outside of the purposes for which the Company was formed as set forth in Section 3.3;

(viii)	the approval of any material change to the Tax Matters as set forth in Exhibit B;

(ix)	surrender or abandonment of all or any part of the Properties, other than actions relating to relocation and amendment of mining claims or conversion of properties to mining leases;

(x)	dissolution of the Company; and

(xi)	any other matter which this Agreement provides requires Unanimous Approval by the Board.

(c)	The following matters shall require Majority Approval by the Board, which must include the approval of at least one Voting Representative appointed by South32 (or its successor):

(i)	to call all or any portion of the Loan due and payable other than a result of (A) a good faith determination that the cashflow needs of the Company cannot be satisfied with its existing cash reserves or (B) a good faith determination that there has been an Event of Default under the Loan Agreement.

6.7               Non-Delegable Duties of the Board. The Board shall have the right to delegate the power and authority for the management of the business and affairs of the Company to the President and the Management Team in accordance with the Manual of Authorities, except for the following, which shall be non-delegable:

(a)	approval of any contract or agreement which commits the Company to expenditures in excess of Two Million Dollars ($2,000,000) in any Fiscal Year, except in accordance with an adopted Program and Budget; or

(b)	any matter which pursuant to the terms of this Agreement expressly requires action or approval by the Board.

6.8               Representation of Company. Where any Personnel of a Member are appointed or nominated by the Company to represent the Company on the Oversight Committee or any other committee or board relating to the Project, that Member shall cause each member of its Personnel so appointed or nominated to vote or otherwise represent the Company in the manner as directed by the Board.

6.9               Related Party Transactions. In relation to any Related Party Transaction, the representatives of the Board appointed by the Member which is:

(a)	the Related Party concerned; or

(b)	is an Affiliate of the Related Party concerned,

shall have no right to vote, and shall not vote, in relation to such Related Party Transaction at any meeting of the Board other than with respect to any action or matter set forth in Section 6.6(c).

6.10            Existing Royalty. The Board shall consider from time to time whether to cause the Company to exercise its right to repurchase the Existing Royalty.

Article 7
PRESIDENT, OTHER OFFICERS AND TECHNICAL COMMITTEE

7.1               President.

(a)	The Board, by Majority Approval, shall appoint a President of the Company. The President shall be appointed by the Board from a list of candidates compiled by a reputable recruitment agency engaged by the Company. The President shall, unless otherwise agreed by the Initial Members, be an employee of the Company but shall not be a representative of a Member on the Board. The President shall have responsibility for general management of the day-to-day business and affairs of the Company in accordance with the powers and authority delegated to the President by the Board, the Manual of Authorities and this Agreement and subject to the supervision and control of the Board. The President shall have no power or authority to bind the Company except to the extent specifically delegated by the Board or expressly specified in the Manual of Authorities.

(b)	Subject to his or her employment agreement with the Company, the President shall serve until the end of his or her term, or his or her resignation, death or removal by the Board. Subject to his or her employment agreement with the Company, the President may resign at any time by giving Notice of resignation to the Board. Such resignation shall take effect when the Board, by Majority Approval, has appointed a replacement President. The Board may, with or without cause, remove the President at any time by Majority Approval and will remove the President on the written request of any Member or Members holding, in the aggregate, not less than fifty percent (50%) of the outstanding Membership Interest.

(c)	The President shall not serve as a representative of a Member on the Board.

7.2               Duties of President. The President shall have the powers and responsibilities expressly delegated to him or her by the Board and as expressly specified in the Manual of Authorities and shall be responsible for the day to day management, supervision and control of Operations. The President shall manage, direct and control the day to day conduct of Operations in a manner consistent with adopted Programs and Budgets. The President shall implement the decisions of the Board.

7.3               Officers.

(a)	In addition to the President, the Board from time to time, by Majority Approval, shall appoint the Vice President Finance, the Vice President Operations and such other Officers as the Board deems convenient for the efficient management and operation of the Company. Officers of the Company shall be, unless otherwise agreed by the Initial Members, employees of the Company and shall not serve as representatives of a Member on the Board. Any Officers of the Company shall have the powers and authority delegated to such Officers by the Board and as expressly specified in the Manual of Authorities. No Officer shall have the power or authority to bind the Company except to the extent specifically delegated by the Board or as expressly specified in the Manual of Authorities.

(b)	Subject to his or her employment agreement with the Company, an Officer shall serve until his or her resignation, death or removal by the Board. Subject to his or her employment agreement with the Company, any Officer may resign at any time by giving Notice of resignation to the President. Subject to his or her employment agreement with the Company, such resignation shall take effect when the Notice is received by the President unless the Notice specifies a later effective date. The Board may, with or without cause, remove the Vice President Finance, the Vice President Operations and such other Officers at any time by Majority Approval and shall remove one or more of the Vice President Finance, the Vice President Operations and such other Officers on the written request of any Member or Members holding, in the aggregate, not less than fifty percent (50%) of the outstanding Membership Interest.

(c)	If directed by the Board to do so, the VPF shall, within the time (if any) specified by the Board, prepare and submit to the Board for review and approval the Accounting Procedure.

7.4               Personnel. The President shall be responsible for the employment, training, supervision and dismissal of all staff and personnel employed by the Company other than members of the Management Team. Notwithstanding the foregoing, the President shall cause the Company only to engage or employ the number of Personnel he or she reasonably considers are required for the proper conduct of Operations.

7.5               Technical Committee.

(a)	The Members hereby establish a Technical Committee which shall act in an advisory capacity only as requested by the Board or the President or otherwise provided in this Agreement. The Technical Committee shall have an advisory role and shall have no authority or power to determine any policies, objectives, procedures, methods and actions of the Company. The Technical Committee initially shall consist of four (4) representatives. So long as a Member maintains a Percentage Interest of at least twenty five percent (25%), each such Member shall be entitled to appoint two (2) representatives to the Technical Committee; provided that:

(i)	in the event that the Percentage Interest of a Member decreases below twenty-five percent (25%), such Member shall be entitled to appoint only one representative on the Technical Committee and the other Member shall be entitled to appoint three (3) representatives; and

(ii)	in the event that the Percentage Interest of a Member decreases below fifteen percent (15%), the one representative of such Member on the Technical Committee shall be deemed to have automatically resigned without the necessity of any action by the Company or the other Member and such Member shall no longer have the right to appoint a representative to the Technical Committee and the other Member shall be entitled to appoint all the representatives to the Technical Committee.

(b)	Notwithstanding the foregoing, if at any time there are more than two (2) Members then:

(i)	each such Member shall be entitled to appoint one (1) representative to the Technical Committee for each twenty percent (20%) Percentage Interest held by it; and

(ii)	in the event that the Percentage Interest of a Member decreases below fifteen percent (15%), the one representative of such Member on the Technical Committee shall be deemed to have automatically resigned without the necessity of any action by the Company or the other Members and such Member shall no longer have the right to appoint a representative to the Technical Committee and the other Members shall be entitled to appoint all the representatives to the Technical Committee.

(c)	Each Member may appoint one or more alternates to act in the absence of a regular representative. Any alternate so acting shall be deemed a representative on the Technical Committee of the appointing Member. A Member may replace one or more of its representatives or alternate representatives on the Technical Committee by Notice to the other Members. The representatives of the Members on the Technical Committee shall not serve as representatives of a Member on the Board.

(d)	The mandate of the Technical Committee shall be determined by Majority Approval of the Board from time to time.

(e)	The Chair of the Technical Committee shall be appointed by the Technical Committee to serve for a term of one Fiscal Year each time the Chair of the Board is appointed as provided in Section 6.1(d). The Technical Committee shall meet at such time or times as the Chair of the Technical Committee may determine on not less than ten (10) days’ Notice to the members of the Technical Committee and in any event shall meet not less frequently than three (3) times during the Fiscal Year.

7.6               Other Committees.

(a)	The Board may from time to time establish such other committees as the Board deems advisable. Without limiting the foregoing, the Board may from time to time establish a committee for the purposes of undertaking an Independent Peer Review of a study, report, plan or other matters or things pertaining to a Project.

(b)	The mandate and functions of all Board committees shall be advisory in nature in that they will be restricted to making recommendations and reports to be acted on by the Board.

(c)	The provisions of Section 7.5 as to composition and committee chair shall be applicable to any such committee.

7.7               Periodic Reports and Meetings. Without limiting any other provision of this Agreement, the Members shall use their reasonable efforts to procure that the President, at the request of any Member holding, in the aggregate, not less than 25% of the outstanding Membership Interest, prepares (and furnishes to each Member) such reports on such dates and with such frequency as that Member may reasonably request, and shall procure that the President, as promptly as possible after their preparation, furnishes to the Board copies of such reports prepared by the Management Team in connection with the Company and any Project as may be reasonably required by the Board and that the President meets with the Board, or an appropriate committee of the Board, at such times and with such frequency as may be reasonably required by the Board or such committee, as the case may be, to discuss such reports.

7.8               Progress Meetings. Prior to the commencement of construction of a Mine, the Members shall use their reasonable efforts to procure that:

(a)	the President meets with the Board, or an appropriate committee of the Board, no less frequently than once per calendar month for the purposes of discussing the current status of the Project and the progress made on the Project since the last such meeting. Such meetings shall be held on such dates and at such times as shall be mutually agreed between the President and the Board or its committee, as the case may be, or failing agreement, on such dates and at such times as directed by the Board or its committee; and

(b)	the President reports to the Board in respect of each calendar month (not later than twenty (20) Business Days from the end of such calendar month) all Expenditure including Expenditure which the President has caused the Company to incur not provided for in an adopted Program and Budget.

7.9               Construction Reports and Meetings.

(a)	After construction of the Mine has commenced, the Members shall use their reasonable efforts to procure that the President and the Management Team prepare and deliver to the Board (in a form approved by the Board) in respect of each calendar month of the Development Phase a monthly construction report(“Monthly Construction Report”) not later than ten (10) Business Days from the end of such calendar month.

(b)	Each Monthly Construction Report shall include, at a minimum, the following information in respect of the calendar month to which it relates and such other information as to material matters as the Board may reasonably require:

(i)	details of all material occupational health, safety, environmental and community issues relating to construction of the Mine and the Project;

(ii)	a statement of all Expenditure incurred in that calendar month, and forecast for the next twenty four months, indicating the item or type and estimated amount of such Expenditure (including cumulative, actual and forecast Expenditure)

(iii)	a statement of all Expenditure (including cumulative, actual and forecast Expenditure) including Expenditure which the President has caused the Company and the Project Company to incur during that calendar month not provided for in an adopted Program and Budget; and

(iv)	a reconciliation of actual Expenditure incurred during that calendar month to the amounts stated in (i) the adopted Program and Budget and (ii) the forecasts then in place for such period.

(c)	The Members shall use their reasonable efforts to procure that the President meets with the Board, or an appropriate committee of the Board, no less frequently than once per calendar month during the Development Phase for the purposes of discussing the most recent month's Monthly Construction Report and any other material issues which have arisen in relation to the construction of the Mine. Such meetings shall be held on such dates and at such times as the Board or its committee, as the case may be, may reasonably request or failing agreement, on such dates and at such times as directed by the Board or its committee.

7.10            Operating Reports and Meetings.

(a)	This Section 7.10 applies on and after the date on which a Project Area achieves Commercial Production until the Board directs otherwise (“Operating Phase”).

(b)	During the Operating Phase, the Members shall use their reasonable efforts to procure that the President and the Management Team prepare and deliver to the Board (in a form approved by the Board) in respect of each calendar month of the Operating Phase a statement of all Expenditure incurred or accrued during that month, not later than three (3) Business Days from the end of such calendar month, and a monthly operating report for each calendar month of the Operating Phase (“Monthly Operating Report”) not later than five (5) Business Days from the end of such calendar month.

(c)	Each Monthly Operating Report shall include, at a minimum, the following information in respect of the calendar month to which it relates and such other information as to material matters as the Board may reasonably require:

(i)	details of all material occupational health, safety, environmental and community issues relating to the Project;

(ii)	a statement (including a cumulative actual and forecasted cash flow) of all Expenditure incurred in that calendar month, and forecast for the next twenty four months, indicating the item or type and estimated amount of such Expenditure;

(iii)	a statement of all Expenditure including Expenditure which the President has caused the Company to incur during that calendar month not provided for in an adopted Program and Budget;

(iv)	a statement of the quantity of Products produced by the Project during that calendar month;

(v)	a statement of all revenues (if any) received by the Company during that calendar month; and

(vi)	a reconciliation of actual Expenditures incurred, and revenues (if any) received, during that calendar month to the amounts stated in (i) an adopted Program and Budget and (ii) the forecasts then in place for such period.

(d)	The Members shall use their reasonable efforts to procure that the President meets with the Board, or an appropriate committee of the Board, no less frequently than once per calendar quarter during the Operating Phase for the purposes of discussing the most recent quarter's Monthly Operating Reports and any other material issues which have arisen in relation to the operation of the Project. Such meetings shall be held on such dates and at such times as the Board or its committee, as the case may be, may reasonably request or failing agreement, on such dates and at such times as directed by the Board or its committee.

Article 8
PROGRAMS AND BUDGETS

8.1               General. As at the Effective Date the Members acknowledge and agree that:

(a)	the progress of the Arctic Project is such that the Arctic Project is within the Pre-Feasibility Study Phase;

(b)	the progress of the Bornite Project is such that the Bornite Project is within the Exploration Phase;

(c)	the mutual objective of the Members is to progress the Arctic Project and the Bornite Project through the various Project Phases so that one or more Mining Operations are developed within the Initial Project Area; and

(d)	the AMDIAP is critical to develop the Ambler Mining District, construct any mining operations and provide road access for the potential transportation of mining products to a shipping port.

8.2               Initial Program and Budget. If an Initial Program and Budget has been agreed by the Initial Members on or before the Effective Date then that Initial Program and Budget is attached to this Agreement as Exhibit C and that Initial Program and Budget is hereby adopted. If an Initial Program and Budget has not been prepared or agreed (or both, as the case may be) by the Initial Members on or before the Effective Date then notwithstanding anything in this Agreement to the contrary:

(a)	South32 shall, on or before thirty (30) Business Days after the Effective Date prepare the Initial Program and Budget;

(b)	the Initial Program and Budget prepared by South32 may be for a period that exceeds a Fiscal Year;

(c)	upon completion of the preparation of the Initial Program and Budget, South32 shall submit the Initial Program and Budget to NovaCopper for review;

(d)	within fourteen (14) days after the receipt by NovaCopper of the Initial Program and Budget prepared by South32, NovaCopper shall by Notice in writing to South32:

(i)	specify whether the Initial Program and Budget is agreed by NovaCopper; or

(ii)	specify whether there are discrete items in the Initial Program and Budget which are not agreed or in respect of which NovaCopper seeks amendment, addition or deletion and provide reasonable details of such items or such amendments, additions or deletions (“Non-Agreed IPB Items”);

(e)	if NovaCopper in its Notice given under Section 8.2(d) specifies that the Initial Program and Budget prepared by South32 is agreed, then that Initial Program and Budget shall be deemed to be adopted by the Members and the Board;

(f)	if NovaCopper and South 32 cannot reach agreement within the fourteen (14) day period referred to in section 8.2(d), then each Member shall nominate one (1) representative from its senior management to negotiate in good faith using their respective commercially reasonable efforts to agree upon the Non-Agreed IPB Items. If the senior management representatives are not able to agree upon the Non-Agreed IPB Items within ten (10) Business Days of the items being referred to the respective representatives, then the Non-Agreed Items will constitute a Dispute to be resolved by an Expert in accordance with Article 15; and

(g)	upon resolution of the Dispute by the Expert in respect of the Non-Agreed IPB Items the Initial Program and Budget as originally prepared by South32 under Section 8.2(a) or the Initial Program and Budget prepared by South32 as amended or adjusted by the Expert as part of the resolution of the Dispute shall be deemed to be adopted by the Members and the Board.

8.3               Project Advancement and Development.

(a)	Unless the Board by Majority Approval directs otherwise:

(i)	each Project shall be advanced and developed by the Company by the performance of Operations by the Company which will cause the relevant Project to progress through each Project Phase in the following order - Exploration Phase, PEA Phase, Pre-Feasibility Study Phase, Feasibility Study Phase, Permitting Phase, Development Phase;

(ii)	upon the completion of all Programs to be carried out by the Company in respect of a Project Phase, the President or his or her nominee shall prepare and submit, or shall cause the preparation and submission of, a Project Phase Report to the Technical Committee for review;

(iii)	where the Project Phase Report contains or consists of a Pre-Feasibility Study or a Feasibility Study each Project Phase Report shall, among other things, cover those areas referred to in the definition of Pre-Feasibility Study and Feasibility Study, as the case may be, and be in the format and contain the content and chapters/divisions set forth in Exhibit D;

(iv)	without limiting Section 8.3(a)(iii), where the Project Phase Report contains or consists of a Feasibility Study the Project Phase Report shall contain or be accompanied by a development plan for the Project (a “Development Plan”) that complies with Section 8.4;

(v)	within fourteen (14) days after receipt of the Project Phase Report, the Technical Committee shall consider the Project Phase Report and by Notice to the President specify:

(A)	whether the Technical Committee considers that the Project Phase the subject of the Project Phase Report has been completed or whether further Operations ought to be conducted by the Company in order to achieve completion of that Project Phase together with a recommendation as to the nature and scope of the further Operations that ought to be conducted; and

(B)	any amendment, addition or deletion that the Technical Committee recommends ought to be made to Project Phase Report together with reasonable details of any such amendments, additions or deletions; and

(vi)	subject to Section 8.3(c), upon receipt of the Notice of the Technical Committee under Section 8.3(a)(iii), the President shall submit the Project Phase Report (either in its original form or as amended in accordance with the recommendation of the Technical Committee) and the Notice of the Technical Committee to the Board.

(b)	Subject to Section 8.4 and notwithstanding anything in this Agreement or in a adopted Program and Budget to the contrary, the Company shall not, in respect of any Project, commence or conduct any Operations in respect of a Project Phase unless and until the Board, by Majority Approval, has determined that the Project Phase the subject of the Project Phase Report, has been completed and authorizes the commencement of Operations in respect of a subsequent Project Phase, as contemplated by a Program and Budget that has been previously adopted and approved by the Board.

(c)	Either Member may at any time require that a Project Phase Report prepared in respect of a Pre-Feasibility Study Phase or a Feasibility Study Phase be, at the cost of the Company, the subject of an Independent Peer Review before it is submitted to the Board for review and consideration.

8.4               Development Plan and Development Decision.

(a)	A Development Plan shall be consistent with the content and conclusions of the Feasibility Study and shall be a detailed plan for the development, construction and operation of the Project prepared in accordance with accepted mining industry practice and shall include, among other things, the following:

(i)	a plan for the construction of the Project including a detailed estimate of the total capital cost of constructing the Project based on such plan, including working capital, contingency and other owners' costs;

(ii)	a detailed timetable for implementation of the Project, including key Project milestone target dates for each key milestone;

(iii)	all front end engineering and design work for the Project;

(iv)	a financing plan;

(v)	a funding drawdown schedule to apply from the approval date of the Development Plan;

(vi)	a plan for the operation of the Project after the Mine that comprises part of the Project has been commissioned, including details of the proposed quantities of ore to be mined and the proposed quantities of Products to be produced by the Project; and

(vii)	proposed increases (if any) to the approval and signing authorities of the President for the Development and the Operating Phase of the Project from those set out in the Manual of Authorities, and proposed amendments to the Manual of Authorities, in order for the President to effectively implement the Development Plan.

(b)	On the Development Decision Trigger Date in respect of any Project, the President shall procure that the Development Plan submitted as part of the Project Phase Report for the Feasibility Study Phase is updated and submitted to the Technical Committee for review (“Updated Development Plan”).

(c)	Within fourteen (14) days after receipt of the Updated Development Plan, the Technical Committee shall consider the Development Plan and by Notice to the President specify:

(i)	whether the Technical Committee considers that the Updated Development Plan has been suitably updated or whether further work is required in order to update the Updated Development Plan together with a recommendation as to the nature and scope of the further work that ought to be conducted;

(ii)	any amendment, addition or deletion that the Technical Committee recommends ought to be made to Updated Development Plan together with reasonable details of any such amendments, additions or deletions; and

(iii)	upon receipt of the Notice of the Technical Committee under Section 8.4 (c)(ii), the President shall submit the Updated Development Plan (either in its original form or as amended in accordance with the recommendation of the Technical Committee) and the Notice of the Technical Committee to the Board.

(d)	Following its submission to the Board, the Board shall procure that a copy of the Updated Development Plan is provided to each Member.

(e)	Either Member may not less than 60 days after the Board has provided the Updated Development Plan to the Members may call a special meeting under Section 6.3(a) for the consideration and approval by the Board of the Updated Development Plan at a Board Meeting.

8.5               Programs and Budgets.

(a)	For all periods not included within the Initial Program and Budget or the Development Phase, the President shall, on or before October 1 each year, prepare and submit to the Board a proposed Program and Budget for the ensuing Fiscal Year. If the President does not prepare or submit a proposed Program or Budget by the date specified in this Section 8.5(a), then a Member who then holds, in the aggregate, not less than 50% of the outstanding Membership Interest, may prepare and submit a proposed Program or Budget to the Board for approval. If the financial year of a Member holding, in the aggregate, not less than 50% of the outstanding Membership Interest is other than the Fiscal Year then the President shall, at the request of such Member, prepare and submit to the Board and to the requesting Member, such additional information (including forecasts) as such Member may reasonably require for its budgeting process.

(b)	Each proposed Program and Budget submitted by the President to the Board in accordance with Section 8.5(a) shall, at a minimum, contain:

(i)	a statement in reasonable detail of the proposed Operations and the Project or Projects in respect of which the proposed Operations will be conducted;

(ii)	in respect of each Project described in a proposed Program and Budget, the then applicable Project Phase to which the Project has advanced;

(iii)	a detailed breakdown of the Expenditure incurred in the last Fiscal Year (actual versus budgeted);

(iv)	an estimate of all Expenditure to be incurred (as recommended by the President) and an estimate of the time or period during which it will be incurred, plus a reasonable allowance for contingencies;

(v)	where the proposed Program and Budget relates to more than one Project or Project Phase (or both, as the case may be), an estimate of the Expenditure to be allocated to each Project or Project Phase;

(vi)	where the proposed Program and Budget relates to the Development Phase of a Project, the proposed Program and Budget shall be for and cover the entire Development Phase;

(vii)	where the proposed Program and Budget relates to a Project that has progressed to the Operating Phase, the content of the proposed Program and Budget shall, among other things, include details of:

(A)	the nature and extent of Operations;

(B)	anticipated levels of production of Products;

(C)	details of any capital works to be undertaken or any significant contract or commitment to be entered into and related operating or capital Expenditure; and

(D)	a schedule of projected working capital requirements

(E)	capital cost requirements (sustaining and major);

(viii)	an Environmental Compliance plan for all Operations consistent with any applicable Law or contractual obligations and shall include in each Program and Budget sufficient funding to be deposited in the Environmental Compliance Fund to implement the Environmental Compliance plan and to satisfy the financial assurance requirements of any applicable Law or contractual obligation pertaining to Environmental Compliance or Continuing Obligations (or both, as the case may be). To the extent practical, the Environmental Compliance plan shall incorporate concurrent reclamation of Project Properties disturbed by the Operations;

(ix)	such other facts as may be necessary to reasonably illustrate the results intended to be achieved by the proposed Program;

(x)	an estimate of the Expenditure which is anticipated for the Fiscal Year following the Fiscal Year to which the Program and Budget relates together with the assumptions relating to that estimate;

(xi)	any other information required by the Board or considered appropriate and material by the President for the Board to assess the proposed Program and Budget; and

(xii)	any other information that the President considers material or otherwise prudent for the Board to take into consideration.

Where a proposed Program and Budget contains details of capital works to be undertaken in respect of a Project that has progressed to the Operating Phase, the President may and, if so directed by the Board, shall prepare and submit to the Board a separate proposed Program and Budget covering the carrying out of such capital works.

Each proposed Program and Budget shall be accompanied by the reports and data that are reasonably necessary for each Member to evaluate and assess the adopted Program and Budget for the then current Fiscal Year and the proposed Program and Budget in respect of the next Fiscal Year. Upon request of any Member, the General Manger shall meet with the Member and its representatives to discuss the proposed Program and Budget and the President shall provide such additional or supplemental information as the Member may reasonably require, and such additional or supplemental information must also be provided to the other Member.

(c)	Unless the Board otherwise determines by Majority Approval, if Board fails to adopt a Program and Budget at a meeting called to consider a proposed Program and Budget at which a quorum is present:

(i)	after the expiration of the current adopted Program and Budget and until a new Program and Budget is adopted by the Board, the Company shall conduct Operations and incur Expenditure necessary to preserve the Assets and the Board shall be deemed to have approved of the Company undertaking sufficient Operations and incurring sufficient Expenditure during the relevant Fiscal Year in order to satisfy those requirements;

(ii)	such Operations shall be funded by the Members making additional capital contributions to the Company in proportion to their respective Percentage Interests at the time the preceding adopted Program and Budget expired; and

(iii)	the President shall promptly prepare and submit to the Board a revised proposed Program and Budget, taking into account any instructions from the Board.

8.6               Operations Pursuant to Programs and Budgets. Except as otherwise provided in Section 8.10, Operations shall be conducted, Expenditure shall be incurred, and Assets shall be acquired only pursuant to adopted Programs and Budgets. Each Program and Budget adopted pursuant to this Agreement shall budget and provide for reasonably anticipated Environmental Compliance expenses for all Operations contemplated under the Program and Budget and such funds will be deposited into the Environmental Compliance Fund. Costs of reasonably anticipated Environmental Compliance shall be determined by the President and approved by the Board, on a Program basis, and shall be based on proportionate contributions in an amount sufficient to establish a fund, which through successive proportionate contributions during the life of the Company, will pay for ongoing Environmental Compliance conducted during Operations and which will aggregate the reasonably anticipated costs of mine closure, post-Operations Environmental Compliance and Continuing Obligations. The Environmental Compliance Fund shall be maintained by the President in a separate, interest bearing cash management account, which may include, but is not limited to, money market investments and money market funds, and/or in longer term investments if approved by the Board. Such funds shall be used solely for Environmental Compliance and Continuing Obligations, including the committing of such funds, interest in property, insurance or bond policies, or other security to satisfy applicable Laws regarding financial assurance for the reclamation or restoration of the Project Property and for other Environmental Compliance requirements.

8.7               Preliminary Review of Proposed Programs and Budgets. Within twenty (20) days following receipt of a proposed Program and Budget from the President or from a Member as provided in Section 8.5(a), the Board shall meet to conduct a preliminary review of the proposed Program and Budget. The General Manger shall attend such meeting. Prior to the meeting the General Manger shall promptly respond to all reasonable inquiries from Members for information, data, analyses or other matters concerning the proposed Program and Budget.

8.8               Approval of Programs and Budgets and Election to Participate.

(a)	With respect to each proposed Program and Budget submitted to the Board pursuant to Section 8.4, the Board shall meet to consider the adoption of such proposed Program and Budget following the date on which both Members have received the necessary corporate authority and internal authorizations required by it in order for the representatives appointed by it to the Board to vote on the proposed Program and Budget, but in no event later than December 15.

(b)	During a Board meeting at which a Program and Budget was adopted, a Member may elect to contribute to such Program and Budget in some lesser amount than its respective Percentage Interest, or may elect not to contribute any amount, in which cases its Percentage Interest shall be recalculated as provided in Article 5. If a Member fails to make such an election at such Board meeting, the Member shall be deemed to have elected to contribute to such Program and Budget in proportion to its respective Percentage Interest as of the beginning of the period covered by the Program and Budget.

(c)	If a Member elects pursuant to Section 8.8(b) not to contribute to an adopted Program and Budget or to contribute in some lesser amount than its respective Percentage Interest, then the other Member may, at the same Board meeting at which such election was made, elect to withdraw its votes in favor of the adopted Program and Budget and if such withdrawal results in fewer votes in favor of the Program and Budget than are required to adopt it, to require a new vote on the proposed Program and Budget.

8.9               Budget Overruns. The President shall immediately notify the Board of any material departure from an adopted Program and Budget. Overruns of ten percent (10%) or less of the amount of a Budget shall be borne by the Members in proportion to their respective Percentage Interests as of the time the overrun occurs. Except as provided in Section 8.10, the Company may not exceed the adopted Budget by more than ten percent (10%) without the Majority Approval of Board.

8.10            Emergency or Unexpected Expenditures. In case of emergency, the President may take any reasonable action he or she deems necessary to protect life, limb or property, to protect the Assets or to comply with Law or government regulation. The President shall promptly notify the Members of the emergency. The cost incurred in responding to the emergency shall be funded by the Members making additional capital contributions to the Company in proportion to their respective Percentage Interests at the time the emergency expenditures are incurred. In case of emergency expenditures exceeding $10 million, the Board shall meet within twenty (20) days after receipt of notice of such expenditures to reconsider the then approved Program and Budget, and such Program and Budget shall become subject to re-approval in accordance with Section 8.8.

8.11            Alterations. The Board may at any time and from time to time of its own volition or on the recommendation of the President alter by Majority Approval an adopted Program and Budget and from the date of the alteration, the adopted Program and Budget will be varied accordingly.

8.12            Bridging Budget.

(a)	This Section 8.12 applies on and after the date on which a Project has progressed to the Operating Phase.

(b)	If the Board does not by Majority Approval approve and adopt a Program and Budget proposed by the President in respect of a period during which, in the absence of such approval, there will be no current Program and Budget relating to Operations and the Members do not prior to the commencement of that period reach some contrary agreement or the Board does not by Majority Approval approve that proposed Program and Budget or a revision of the proposed Program and Budget, then the Board will be deemed to have approved and adopted a Program and Budget for:

(i)	the continuation of the Operations at the level of the last approved and adopted Program and Budget (excluding any capital Expenditure other than that set forth in Section 8.12(b)(ii)) but with:

(A)	the budget of Expenditure; and

(B)	each item in the budget of Expenditure,

comprised in the last approved and adopted Program and Budget escalated at the annual rate of inflation; and

(ii)	the replacement of worn out or obsolete plant, machinery and equipment at the discretion of the President to an aggregate value of up to 50% of the average annual Expenditure incurred on such replacements over the three (3) preceding Fiscal Years by the Company.

(c)	For the purposes of this Section 8.12 the “annual rate of inflation” in respect of a Fiscal Year and in respect of each item comprised in a budget of Expenditure means the movement during the Fiscal Year:

(i)	in the case of consumable supplies, in the actual purchase cost of the item concerned; or

(ii)	in the case of wages, in the applicable award, collective agreement or other similar agreement; or

(iii)	in all other cases (including salaries and benefits), in the Consumer Price Index which is most appropriate to the item concerned as published by United States Bureau of Labor Statistics (or in the absence of that Index some other periodically published measure of inflation in the United States which as nearly as possible equates to that Index agreed upon by the Members or failing such agreement selected by the auditor for the time being of the Company).

Article 9
ACCOUNTS AND SETTLEMENTS

9.1               Monthly Statements. The President or Vice President Finance shall promptly submit to the Board monthly statements of account reflecting in reasonable detail the charges and credits to the Business Account during the preceding month.

9.2               Cash Calls. On and after the Funding Commencement Date and on the basis of the adopted Program and Budget, the President shall submit to each Member at least thirty (30) days prior to the commencement of each calendar quarter, a billing for estimated cash requirements for the next calendar quarter. Within fourteen (14) days after receipt of each billing, each Member shall contribute to the Company, in accordance with its Percentage Interest, its share of such estimated cash requirements. The President shall at all times maintain a cash balance approximately equal to the rate of disbursement for a period of approximately sixty (60) days. All funds in excess of immediate cash requirements shall be invested in interest-bearing accounts with the Company’s bank, for the benefit of the Business Account.

9.3               Failure to Meet Cash Calls. Except as provided in Section 8.8, a Member that fails to meet cash calls in the amount and at the times specified in Section 9.2 shall be in default, and the amounts of the defaulted cash call shall bear interest from the date due at an annual rate equal to four percentage points (4%) over the Prime Rate, but in no event shall such rate of interest exceed the maximum permitted by Law. The non-defaulting Member shall have those rights, remedies and elections specified in Section 5.7.

9.4               Financial Statements and Information. The President, with the assistance of the Management Team, shall cause the Company to prepare and deliver to each Member and its representatives on the Board:

(a)	as soon as practicable (and in any event not later than ten (10) Business Days prior to the Project progressing to the Operating Phase, and three (3) Business Days where a Project has progressed to the Operating Phase) after the end of each calendar month unaudited management accounts for that calendar month and Fiscal Year to date including a reconciliation of Expenditure incurred during that calendar month to the forecast and budgeted amounts specified in the relevant adopted Program and Budget;

(b)	as soon as practicable, and in any event not later than sixty (60) days following the end of each Fiscal Year of the Company or within such shorter period of time as may be required by Law, audited financial statements for the Company, together with a report thereon of the auditors of the Company, as selected by the Board;

(c)	at the direction of a Member and within such periods as are reasonably specified by such Member, in respect of a financial year of a Member or of the ultimate holding company of that Member if that financial year comprises a period different to the financial year of the Company, (i) audited IFRS financial statements for the Company, together with a report thereon of such auditors as indicated by the directing Member, and (ii) unaudited quarterly IFRS financial statements comparing the financial results of the Company for such quarter and the portion of the current fiscal year then ended with the same periods of the previous fiscal year;

(d)	as soon as practicable after the end of the first three (3) quarters of every Fiscal Year of the Company, but in any event no later than thirty (30) days after the end of such quarter, unaudited interim financial statements comparing the financial results of the Company for such quarter and the portion of the current fiscal year then ended with the same periods of the previous fiscal year;

(e)	as soon as practicable, and in any event not later than sixty (60) days following the end of each Tax Year of the Company or within such shorter period of time as may be required by Law, unaudited financial statements for the Company; and

(f)	all financial information (and financial statements and budgets) shall be prepared in accordance with IFRS and US GAAP.

9.5               Access to Financial Information and Audit Rights. Any Member and its designated representatives (which for this purpose shall include the auditors of each Member or each Member’s ultimate holding company, as applicable), upon notice in writing to the Company, shall be provided with reasonable access during regular business hours to the information necessary to audit either internally or externally, the Company’s accounts, records and systems relating to the accounting hereunder for any financial year within the 12-month period following the end of such financial year; provided that such right shall be exercised in a manner that does not interfere with the conduct of the business or expeditious completion by the Company of its accounts for a financial year. Where two or more Members or their designated representatives wish to conduct an audit, they shall make every reasonable effort to conduct joint or simultaneous audits in a manner which will result in a minimum of inconvenience to the Company. No audit expense incurred pursuant to this Section 9.5 by either the Company or the Members, or by audit firms employed by either, shall be charged to the Company, the cost thereof being for the account of the Member or Members requesting the audit. A Member holding, in the aggregate, not less than 25% of the outstanding Membership Interest shall be entitled by written request to the President to require the President to arrange, at the Company’s expense, the audit of the monthly management reports as provided for in Section 9.4(a) to the extent and with the frequency reasonably required by such Member to meet its audit requirements. Such audited reports shall be made available to each Member.

Article 10
DISTRIBUTIONS; DISPOSITION OF PRODUCTION

10.1            Distributions of Products. Subject to Section 4.9(d), the Company shall distribute to each Member in kind its share of all Products in accordance with such Member’s Percentage Interest at the time of such distribution. The President shall give the Members prompt Notice in advance of the delivery date upon which their respective shares of Products will be available for distribution. Unless otherwise agreed by Unanimous Approval of the Board, title to, and all risk of loss of, or damage to, and all liability and Claims arising out of or in connection with transportation, storage, sale or other disposition or use by any means of Products, shall transfer to and be assumed solely by each Member upon such Products being loaded by the Company from the port facilities maintained by the Company in Port Mackenzie, or such other location as may be determined by the Company, onto ships procured by the Member for the purposes of transporting such Products to another location or other mode of transport.

10.2            Distributions of Cash. Distributions of cash by the Company to the Members must be authorized by the Board by Special Approval. Any authorized distributions of cash shall be made to the Members in accordance with their respective Percentage Interests.

10.3            Hedging. Neither Member shall have any obligation to account to the other Member for, nor have any interest or right of participation in any profits or proceeds nor have any obligation to share in any losses from, futures contracts, forward sales, trading in puts, calls, options or any similar hedging, price protection or marketing mechanism employed by the other Member with respect to its proportionate share of any Products produced or to be produced from the Properties.

10.4            Withholding.

(a)	All amounts withheld or required to be paid by the Company pursuant to the Code or any federal, state, local or non-U.S. tax law with respect to any payment, distribution, ownership by or allocation to a Member, or which the Company is otherwise obliged to pay to any Governmental Authority because of the status of a Member of the Company (including, any interest, penalties and expenses associated with such payments), will, to the extent so withheld or paid over (or both, as the case may be) to such Governmental Authority, be treated as amounts paid to such Member for all purposes of this Agreement. The Board is authorized to withhold from distributions to Members, or to pay with respect to allocations to Members, and in each case to pay over to the appropriate federal, state, local or non-U.S. government any amounts required to be so withheld or paid. The Board will allocate any such amounts to the Members in respect of whose distribution or allocation the tax was withheld or paid and will treat such amounts as actually distributed to such Members. Each Member shall indemnify the Company in full for any amounts paid pursuant to this Section 10.4(a) (including any interest, penalties and expenses associated with such payments) with respect to such Member to the extent not otherwise applied to reduce any concurrent distribution to which such Member would otherwise be entitled. The Board may offset future distributions to which a Member is otherwise entitled under this Agreement against such Person’s obligation to indemnify the Company under this Section 10.4(a), and each Member will promptly upon notification of an obligation to indemnify the Company pursuant to this Section 10.4(a) make a cash payment to the Company equal to the full amount to be indemnified (and the amount paid will be treated as a capital contribution and added to such Member’s Capital Account) with interest to accrue on any portion of such cash payment not paid in full when requested, calculated at a rate equal to 10% per annum, compounded as of the last day of each year (but not in excess of the highest rate per annum permitted by law).

(b)	Each Member will provide the Company with any information, representations, certificates or forms relating to such Member (or its direct or indirect owners or account holders) that are requested from time to time by the Board and that the Board determines in its sole discretion are necessary or appropriate in order for any entity (including (i) the Company, (ii) any entity in which the Company holds (directly or indirectly) an interest (whether in the form of debt or equity) and (iii) any member of any “expanded affiliated group” (as defined in Code Section 1471(e)(2)) of which any Person described in clause (i) or (ii) is a member) to:

(i)	enter into, maintain or comply with the agreement contemplated by Code Section 1471(b);

(ii)	satisfy any requirement imposed under Code Sections 1471 through 1474 in order to avoid any withholding required under Code Sections 1471 through 1474 (including any withholding upon any payments to such Member under this Agreement);

(iii)	comply with any reporting or withholding requirements under Code Sections 1471 through 1474; or

(iv)	comply with any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of Code Sections 1471 through 1474.

In addition, each Member will take such actions as the Board may reasonably request in connection with the foregoing. In the event that any Member fails to provide any of the information, representations, certificates or forms (or undertake any of the actions) required under this Section 10.4(b), the Board will have full authority to take any steps as the Board determines in its sole discretion are necessary or appropriate to mitigate the consequences of such Member’s failure to comply with this Section 10.4(b) on the other Member. If requested by the Board, such Member will execute any and all documents, opinions, instruments and certificates as the Board will have reasonably requested or that are otherwise required to effectuate the foregoing. Any Member that fails to comply with this Section 10.4(b) will, together with all other Members that fail to comply with this Section 10.4(b), unless otherwise agreed by the Board in writing, to the fullest extent permitted by law, indemnify and hold harmless the Board and the Company for any costs or expenses arising out of such failure or failures, including any withholding tax imposed under Code Sections 1471 through 1474 or as a result of any intergovernmental agreement described in Section 10.4(b)(iv) on the Company and any withholding or other taxes imposed as a result of a transfer effected pursuant to this Section 10.4(b). Each Member acknowledges and agrees that any personal data in respect of such Member (or any Persons that indirectly hold an interest in the Company through such Member) provided to the Company in accordance with this Section 10.4(b) may, if required, be disclosed to any tax authority.

Article 11
RESIGNATION AND DISSOLUTION

11.1            Dissolution. The Company shall be dissolved upon the Unanimous Approval of the Board.

11.2            Resignation. A Member may elect to resign as a Member of the Company by giving Notice to the other Member of the effective date of the resignation, which shall be the later of (a) the end of the then current Program and Budget period, or (b) thirty (30) days after the date of the Notice. Upon such resignation, the Company shall acquire the resigning Member’s entire Membership Interest, free and clear of any and all Encumbrances, except the Encumbrance over the Membership Interest of South32 (or its successor) created pursuant to the Loan Agreement and those to which both Members have given their written consent after the Effective Date, and such Membership Interest shall be cancelled. The resigning Member shall not receive any distribution upon such resignation or any further consideration from the Company. Any such resignation under this Section 11.2 shall not relieve the resigning Member of its obligations under Section 4.9(e) and Section 5.9 (whether any liability with respect thereto accrues or arises before or after such resignation) arising out of Operations conducted or conditions existing prior to such resignation.

11.3            Liquidation and Termination After Dissolution. Upon the dissolution of the Company under Section 11.1, the Board shall appoint in writing one or more liquidators (who, upon Unanimous Approval, may be a Member) who shall have the authority set forth in Section 11.6. The liquidator shall take all action necessary to wind up the activities of the Company, and all costs and expenses incurred in connection with the liquidation and termination of the Company shall be expenses chargeable to the Company. The liquidator may determine which Assets, if any, are to be distributed in kind, and shall sell or otherwise dispose of all other Assets of the Company. All gain or loss with respect to the Assets (including Assets distributed in kind) shall be allocated among the Members in accordance with the applicable provisions of Exhibit B. Should a Member have a deficit balance in its Capital Account (after giving effect to such allocations of gain or loss), the Member shall not be obligated to make a contribution to the Company to restore all or any part of such Capital Account deficit. The Assets of the Company shall first be paid, applied, or distributed in satisfaction of all liabilities of the Company to third parties (or to making reasonable provision for the satisfaction thereof) and then to satisfy any debts, obligations, or liabilities owed to the Members. Thereafter, any remaining cash and all other Assets shall be distributed to the Members in accordance with Section 3(b)(ii) of Exhibit B. Each Member shall have the right to designate another Person to receive any Assets that otherwise would be distributed in kind to that Member pursuant to this Section 11.3. Upon the completion of the winding up of the Company, the liquidator shall cancel the Certificate of Formation of the Company and take such other actions as may be reasonably necessary to terminate the continued existence of the Company.

11.4            Financial Assurances for Continuing Operations. Within a period of forty-five (45) days following the Transfer or forfeiture of Member’s Membership Interest, the deemed resignation of a Member pursuant to Section 5.8, or the Notice of election to resign referred to in Section 11.2, the President shall procure a qualified independent third party to conduct an environmental baseline study that shall estimate in dollar amounts the costs and liabilities associated with reclamation of the Properties in relation to work performed during the period starting from the Effective Date and up to and including the date of such Notice, such resignation, forfeiture or Transfer. Such calculation shall take into account the applicable amount of any mine reclamation bonds and the amounts in any mine reclamation fund. Based on this environmental baseline study and estimate, the resigning, forfeiting or transferring Member shall provide (a) a lump-sum cash payment or (b) other adequate financial assurance in an amount equal to such Member’s pro rata share based on its respective Membership Interest (determined as of the date of the Notice referred to in Section 11.2, deemed resignation, Transfer or forfeiture, and prior to giving effect to the resignation, Transfer or forfeiture) for any unfunded Environmental Compliance or Continuing Obligations costs (whether in the form of cash, negotiable securities, letters of guarantee, irrevocable letters of credit or otherwise) payable to the Company’s Environmental Compliance Fund to satisfy the Company’s obligations under any Environmental Laws regarding reclamation, including reclamation requirements, compliance with the Company’s reclamation plan, and the Company’s maintenance of financial assurance for the reclamation or restoration of the Properties.

11.5            Right to Data After Termination. After the termination of the Company pursuant to Section 11.1, each Member shall be entitled to copies of all information acquired by the Company before the effective date of termination not previously furnished to it, but a Resigning Member shall not be entitled to any such copies as are acquired by the Company after the date of the Resigning Member’s resignation or the date on which the Resigning Member forfeits or transfers its entire Membership Interest (as the case may be).

11.6            Continuing Authority. From and after the dissolution of the Company under Section 11.1, the liquidator shall have the power and authority of the Members, the President and the Board to do all things on behalf of the Company which are reasonably necessary or convenient to: (a) wind up the Operations and the Company, (b) continue to operate the Properties and other Assets of the Company during the winding up of the Operations and the Company and (c) complete any transaction and satisfy any obligation, unfinished or unsatisfied, at the time of such dissolution, if the transaction or obligation arises out of Operations prior to such dissolution. The liquidator shall have the power and authority to grant or receive extensions of time or change the method of payment of an already existing liability or obligation, prosecute and defend actions on behalf of the Company, mortgage Assets, and take any other reasonable action in any matter with respect to the Company or the Operations.

Article 12
ACQUISITIONS WITHIN AREA OF INTEREST

12.1            General. Each Member and its Affiliates shall not acquire (either directly or indirectly) any AOI Property during the term of this Agreement without the prior written consent of the other Member or Members.

Article 13
ABANDONMENT AND SURRENDER OF PROPERTIES

13.1            Surrender or Abandonment of Property. The Board may by Unanimous Approval authorize the President to surrender or abandon part or all of the Properties (“Abandonment Property”). If the Board authorizes by Unanimous Approval any such surrender or abandonment then the Company shall give Notice to each Member at least twenty (20) Business Days in advance of the proposed date of surrender or abandonment (“Abandonment Date”) together with details of the Abandonment Date and details of any Encumbrance on the Abandonment Property created by, through or under the Company. Each Member shall have a period of ten (10) Business Days from receipt of the Notice to elect by Notice to the Company to take an assignment of the Abandonment Property, which assignment will be on an “as is” basis for a total consideration equal to ten dollars ($10). If a Member elects to take an assignment of the Abandonment Property, then the Company shall assign to the electing Member or its nominee, by quitclaim deed or other appropriate instrument and at the cost of the electing Member, all of the Company’s interest in the Abandonment Property, and the Abandonment Property shall cease to be part of the Properties and the Company shall have no further right, title or interest in the Abandonment Property. With effect from date of assignment, the electing Member taking an assignment of the Abandonment Property, and subject to the mining laws and regulations as contained in the Alaska Statutes and the Alaska Administrative Code, including but not limited to the approval where applicable of the commissioner of the Alaska Department of Natural Resources pursuant to 11 AAC 97.330 and 11 AAC 97.350:

(a)	shall assume all of the liabilities (including any Encumbrance) accruing or attaching to the registered holder or beneficial owner of the Abandonment Property irrespective of whether such liabilities arose or accrued before, on or after the date of assignment to the electing Member; and

(b)	is solely liable for any Claim, and shall indemnify the other Member and the Company from and against any Claim, arising out of or in connection with the Abandonment Property irrespective of whether the Claim arose before, on or after the date of assignment of the Abandonment Property to the electing Member or was caused or contributed to by any act or omission of the other Member or the Company.

If a Member does not give notice to the Company within the period of twenty (20) Business Days referred to above electing to take an assignment of the Abandonment Property, then the Company may surrender or abandon the Abandonment Property on the Abandonment Date and will thereafter have no further obligation to maintain the title to the Abandonment Property.

13.2            Reacquisition. If any Abandonment Property is abandoned or surrendered under the provisions of Section 13.1, then except as provided in Section 13.1, unless this Agreement is earlier terminated, neither Member nor any Affiliate thereof shall acquire any interest in such Abandonment Property or a right to acquire such Abandonment Property (“Abandonment Property Interest”) for a period of two (2) years following the Abandonment Date. If a Member acquires any Abandonment Property Interest in violation of this Section 13.2, then the other Member may elect by Notice to the acquiring Member within forty-five (45) days after it has actual notice of such acquisition, to have such Abandonment Property Interest contributed to the Company. Until contributed to the Company in accordance with this Section 13.2, the acquiring Member shall hold such Abandonment Property Interest in trust for the exclusive use and benefit of the Company and the other Member. After such Notice to contribute the Abandonment Property Interest, the Member that has acquired the Abandonment Property Interest shall convey to the other Member by special warranty deed an interest in such Abandonment Property Interest equal to the Percentage Interest of the other Member at the time and thereafter each Member shall contribute the interest it holds in the Abandonment Property Interest to the Company. In the event such an election is made, the contributed Abandonment Property Interest shall thereafter be treated and form part of the Properties, and the costs of acquisition shall be borne solely by the Member that initially acquired the Abandonment Property Interest. No adjustment to the Members’ respective Percentage Interests shall be made as a result of such contribution.

Article 14

TRANSFER OF INTEREST

14.1            General. A Member shall have the right to Transfer to any third party all or any part of its Membership Interest or any economic interest therein (including its right to receive distributions of cash or property from the Company), solely as provided in this Article 14; provided, however, that (i) South32 (or its successor) shall be permitted to grant the Security Interest (as defined in the Loan Agreement) to the Company in its Membership Interest, (ii) South32 (or its successor) shall be permitted to Transfer Units to the Company, and the Company shall be permitted to Transfer Units to NovaCopper in accordance with the Loan Agreement, and (iii) the Company shall be permitted to enforce its rights to the Collateral under the Loan Agreement.

14.2            Limitations on Free Transferability. The Transfer right of a Member in Section 14.1 shall be subject to the following terms and conditions:

(a)	No Transfer permitted by this Article 14 shall relieve the transferring Member of its share of any liability, whether accruing before or after such Transfer, which arises out of Operations conducted or conditions existing prior to such Transfer, including as provided in Section 5.9 and Section 11.4;

(b)	As provided in Exhibit B, the transferring Member and the transferee shall bear all Tax consequences of the Transfer.

(c)	Except as approved by Unanimous Approval of the Board or as otherwise expressly authorized by this Agreement, no Member shall give or create or purport to give or create any Encumbrance in or over the Assets.

(d)	Except as approved by Unanimous Approval of the Board, no Member shall, in connection with its Membership Interest, enter into a mineral stream agreement or similar agreement pursuant to which a third party is entitled to receive a percentage of relevant minerals or metal credits which in either case are measured, quantified or calculated based on, in whole or in part, Products or proceeds from the sale of Products by a Member upon distribution to it pursuant to Article 10, which by its terms provides that upon Transfer of that Member’s Membership Interest to the other Member or a third party, such other Member or a third party shall be subject to and be bound by such mineral stream agreement or similar agreement.

(e)	No Member, without the Unanimous Approval of the Board, shall make a Transfer of any of its Units that represents ten percent (10%) or less of all Units held by the Members, except that a Transfer from one Member to another current Member shall not be subject to this restriction.

(f)	Any Member who holds a Membership Interest must be qualified to apply for and to obtain mining rights under Alaska Statute 38.05.190.

(g)	Except with regard to transfers by a Member of all or any part of its Membership Interest to an Affiliate, only United States currency shall be used as consideration for Transfers.

14.3            Acquisition Right. Except as otherwise provided in Section 14.4, if a Member desires to Transfer all or any part of its Membership Interest, the other Member or Members, as the case may be (“Remaining Member” or “Remaining Members” as the case may be) shall have the right of first refusal to acquire such interests as provided in this Section 14.3.

(a)	A Member (“Selling Member”) intending to Transfer all or any part of its Membership Interest (the “Offered Interest”) shall, subject to this Section 14.3, promptly provide Notice to the Remaining Member or Remaining Members, as the case may be of its intentions (“Transfer Notice”). The Transfer Notice shall state the price, the identity of the proposed transferee including the identity of the Person which is the ultimate holding company of the proposed transferee (“Transferee”) and all other pertinent terms and conditions of the intended Transfer, and shall be accompanied by a copy of the proposed offer or contract for sale. If the consideration for the intended Transfer or any part of it is not in cash, then the Transfer Notice given by the Selling Member shall specify the cash value of such consideration or the relevant part of the consideration, as determined by the Selling Member.

(b)                Within ten (10) Business Days after receipt of a Transfer Notice under Section 14.3(a) the Remaining Member or Remaining Members, as the case may be, may object in writing to the Selling Member’s determination of the cash value of the consideration or relevant part of it which is the subject of the intended Transfer and upon such an objection being made the Members shall seek to agree upon that cash value but if they cannot reach agreement within five (5) Business Days after the date of objection, then that cash value will constitute a Dispute to be resolved by an Expert in accordance with Article 15 (the cost of which determination shall be borne, if the cash value determined is less than that determined by the Selling Member, by the Selling Member and in any other case by the Remaining Member or Remaining Members, as the case may be).

(c)	The Remaining Member or Remaining Members, as the case may be, shall have sixty (60) days from the date the Transfer Notice is delivered or sixty (60) days from the date of agreement or determination of the cash value of the consideration or relevant part of it which is the subject of the intended Transfer (whichever is the later) (“Election Period”) to notify the Selling Member whether they elect to acquire the Offered Interest at (subject to Section 14.3(b)) the same price and on the same terms and conditions as set forth in the Transfer Notice. If there is more than one Remaining Member then the election will be exercisable by all or any one or more of the Remaining Members and those who exercise it shall purchase the Offered Interest of the Selling Member and be liable for the purchase price as between them in proportion to their Percentage Interests inter se or in such other proportions as they may agree. For greater certainty, the Remaining Member will have the right to acquire all but not less than all of the Offered Interest.

(d)	If the Remaining Members elect to acquire the Offered Interest during the Election Period pursuant to Section 14.3(b) and the Selling Member receives offers in respect of all but not less than all of the Offered Interest, the Transfer shall be consummated within sixty (60) days after the date on which the Selling Member or other Member(s) (or both, as the case may be) have secured (on terms and conditions satisfactory to it) any necessary Consents of any Governmental Authority to the Transfer of the offered Membership Interest and all waiting periods which applicable Law requires the Selling Member or other Member (or both, as the case may be) to observe have expired. Notwithstanding the foregoing and in any event, the Transfer to the other Member shall be consummated within twelve (12) months after Notice of such election is delivered to the Selling Member.

(e)	If, after having completed the procedures described above, the Selling Member has not received elections to acquire all but not less than all of the Offered Interest, then the Selling Member shall following the expiration of the Election Period, be entitled to consummate the Transfer to the Transferee within sixty (60) days after the date on which the Selling Member has secured (on terms and conditions satisfactory to it) any necessary Consents of any Governmental Authority to the Transfer of the Membership Interest and all waiting periods which applicable Law requires the Selling Member or the Transferee (or both, as the case may be) to observe have expired which Transfer shall be at a price and on terms no less favorable than those offered to the other Member(s) in the Transfer Notice. Notwithstanding the foregoing and in any event, the Transfer of the Membership Interest to the Transferee shall be consummated within twelve (12) months after the date on which the Election Period expired.

(f)	If the Selling Member fails to consummate the Transfer to the Transferee within the twelve (12) month period set forth in Section 14.3(e) or any material alteration of the terms and conditions of the intended Transfer is proposed within such period then the Selling Member shall not complete the intended Transfer after that time or as so altered without first having again complied with the foregoing provisions of this Section 14.3.

14.4            Exceptions to Acquisition Right. Section 14.3 shall not apply to the following:

(a)	transfer by a Member of all or any part of its Membership Interest to an Affiliate provided that if at any time after such Transfer such transferee ceases to be an Affiliate of such Member, then such transferee shall promptly Transfer all of its Membership Interest back to such transferring Member;

(b)	an indirect Transfer that results from a change in the shareholding of a public company whose shares are listed on a stock exchange or an amalgamation, reorganization, business combination or other merger transaction completed by such a public company; provided that the successor corporation possesses, directly or indirectly, all the property, rights and interests, and all the debts, liabilities and obligations, of each amalgamating or predecessor company;

(c)	subject to Section 14.10, an amalgamation or corporate reorganization involving the transferring Member that has the effect in law of the amalgamated or surviving corporation possessing all the property, rights and interests and being subject to all the debts, liabilities and obligations of each amalgamating or predecessor corporation provided that the surviving corporation was at all times before such amalgamation, an Affiliate of the transferring Member;

(d)	subject to Section 14.2(d), a sale or other commitment or disposition of Products or proceeds from sale of Products by a Member upon distribution to it pursuant to Article 10; or

(e)	the creation by a Member of any Encumbrance over all or part of its Membership Interest as permitted in accordance with Section 14.5.

14.5            Encumbrance of Membership Interest. Other than the Encumbrance over the Membership Interest of South32 (or its successor) created pursuant to the Loan Agreement, each Member shall not create or permit the creation of any Encumbrance over all or part of its Membership Interest unless:

(a)	the Encumbrance is a mortgage, charge, assignment by way of security or other recognized form of security reasonably acceptable to the other Member (“Security”); and

(b)	the Security is to secure money borrowed by the Member for the purpose of meeting its obligations under this Agreement; and

(c)	the Person to whom the Security is granted or given (“Security Holder”) agrees in writing in a legally enforceable manner with the other Member (“Non-secured Member”) that the rights and interests of the Company and the Members in the Assets will not be subject to or prejudiced by the Security and that the Security Holder and any liquidator, receiver, receiver and manager, trustee, assignee or transferee taking an interest in or relating to the Membership Interest of the Member giving or granting the Security (“Encumbered Membership Interest”) will be bound by the terms of this Agreement and will take subject to the rights and interests in the Encumbered Membership Interest of the Non-secured Member and, in particular, but without limiting the foregoing, that:

(i)	the Security Holder will not attempt to enter into possession or institute any proceedings for partition or division of the Assets or the Encumbered Membership Interest;

(ii)	the Security Holder or any receiver or receiver and manager appointed by the Security Holder under the Security, if it desires to exercise any power of sale or foreclosure arising under the Security, shall comply with Section 14.3 as if such Security Holder, receiver or receiver and manager were the Selling Member and as if reference to the other Member in Section 14.3 was to the Non-secured Member; and

(iii)	the Security must be subordinate to any then-existing debt or Encumbrance, encumbering the Member's Membership Interest.

14.6            Conditions of Assignment. A Transfer to an Affiliate under Section 14.4(a), or to a third party under Section 14.3, shall have no effect unless and until the Affiliate or the third party (as the case may be):

(a)	except in the case of an indirect Transfer contemplated by Section 14.4(b), executes and delivers to the other Member and the Company an agreement or instrument in a form as the other Member may reasonably require, by which the Affiliate or the third party agrees to be bound by and to perform and observe all of the terms and conditions of this Agreement binding upon and to be performed and observed by the selling or assigning Member to the extent of the Membership Interest transferred and specifying an address for service, including the facsimile number for the third party or Affiliate; and

(b)	the Affiliate or the third party secures all necessary consent and approvals of any Governmental Authority to the Transfer.

14.7            Costs and Expenses. The Member making a Transfer to an Affiliate or to a third party shall pay all costs, charges and expenses (including the legal costs and expenses of the Company and other Member) of and incidental to the preparation, negotiation, settling, execution and registering of every document required to satisfy Section 14.6.

14.8            Assistance of the President. The President shall, at the cost of the Company and in connection with the intended Transfer by a Member of its Membership Interest in accordance with this Article 14, provide such reasonable assistance as is within the President’s capabilities to support and assist each Member in connection with the intended Transfer. Without limiting the foregoing and for greater certainty, such support and assistance shall include site visits and access to the President and Officers of the Company for the purposes of management presentations. The other Member shall be entitled to receive the same support and assistance provided by the President and Officers of the Company pursuant to this Section 14.8 to the Member intending to Transfer its Membership Interest including access to the President and Officers of the Company and all information and management presentations provided by the President and Officers of the Company to that Member or its proposed transferee.

14.9            Change in Control of Trilogy Metals Inc. If after the date of the Option Agreement there has been or there is a Change in Control of Trilogy then with effect from the later of the date of such Change in Control and the Effective Date and notwithstanding anything in this Agreement to the contrary:

(a)	South32 shall have the sole and exclusive right (exercisable at any time) to nominate a replacement President and Officers which nominations shall be appointed by the Board;

(b)	unless South32 expressly agrees otherwise, the right of NovaCopper to request the Board to remove the President and Officers in accordance with Sections 7.1(b) and 7.3(b) will be suspended indefinitely; and

(c)	at the election of South32 (exercisable at any time), South32 shall be appointed operator and manager of the Operations pursuant to a services agreement between the Company and South32 which services agreement shall be on arms’ length terms.

14.10        Change in Control of a Member. Except where a Member’s shares are listed on a recognized stock exchange, if after the Effective Date there is to be a Change in Control of a Member or there is a Change in Control of a Member then the Member in relation to whom a Change in Control is to occur or has occurred (“CC Member”), shall promptly give a Notice (“Change in Control Notice”) to the other Member (or Members, as the case may be) (“Continuing Member” or “Continuing Members”, as the case may be) of the fact that a Change in Control will occur or has occurred. The Change in Control Notice will (subject to any Project Security) will constitute a grant by the CC Member to the Continuing Member or Continuing Members, as the case may be of an option (“CC Option”) to acquire its entire Membership Interest (“Interest”) and the CC Option:

(a)	will be exercisable by the Continuing Member or Continuing Members, as the case may be by notice to the CC Member:

(i)	within sixty (60) Business Days of the date of agreement in writing by the CC Member and the Continuing Member or Continuing Members, as the case may be of the fair market value of the Interest; or

(ii)	failing agreement pursuant to Section 14.10(a)(i) within ten (10) Business Days after receipt of the Change in Control Notice, within sixty (60) Business Days after determination of the fair market value of the Interest in accordance with Section 14.11, whichever is the later;

(b)	will contain the following terms:

(i)	the purchase price will be the fair market value of the Interest as agreed in accordance with Section 14.10(a)(i) or failing agreement as determined in accordance with Section 14.11;

(ii)	if there is more than one Continuing Member then:

(A)	the CC Option will be exercisable by all or any one or more of the Continuing Members and those who exercise it shall purchase the Interest of the CC Member and be liable for the purchase price as between them in proportion to their Percentage Interests inter se or in such other proportions as they may agree;

(B)	if any Continuing Member exercises the CC Option it shall immediately give Notice of the exercise of the CC Option to all of the other Continuing Members which will then have twenty (20) Business Days after receipt of that Notice within which to exercise the CC Option themselves; and

(C)	the date of exercise of the CC Option will be deemed to be the date of expiration of the period of twenty (20) Business Days after receipt by all Continuing Members of a Notice under Section 14.10(b)(ii)(B) from the first Continuing Member to exercise the CC Option;

(iii)	the Continuing Member or Continuing Members (as the case may be) exercising the CC Option will purchase and take a transfer from the CC Member of the Interest free of all Encumbrances (other than any Project Security in respect of which a Continuing Member or Continuing Members (as the case may be) shall covenant with the chargee or encumbrancee under each Project Security to be bound thereby and liable under the Project Security to the same extent as the CC Member);

(iv)	subject to Section 5.9, if the CC Option is exercised then the CC Member shall, within sixty (60) Business Days after the date on which the Continuing Member secures all necessary consents and approvals of any Governmental Authority to the purchase and transfer of the Interest, transfer to the Continuing Member or Continuing Members (as the case may be) which exercise the CC Option (and, in the case of more than one Continuing Member who has exercised the CC Option, the proportions between them determined in accordance with Section 14.10(b)(ii)(A)) the Interest and thereupon the CC Member will cease to have any further right or interest in the Assets, the Company or the Interest; and

(v)	the CC Member shall deliver or cause to be delivered all deeds, instruments, notarizations or documents, duly executed, which in the opinion of the Continuing Member (acting reasonably) are necessary to effect and evidence the purchase and transfer of the Interest from CC Member to the Continuing Member free from all Encumbrances as contemplated by this Section 14.10.

14.11        Determination of Fair Market Value. If the fair market value of an Interest of a CC Member cannot be agreed to by the CC Member and the Continuing Members within ten (10) Business Days after receipt of the Change of Control Notice, then the fair market value of an Interest of a CC Member will constitute a Dispute to be resolved by an Expert in accordance with Article 15 (the cost of which determination shall be borne, if the fair market value determined is less than that determined by the CC Member, by the CC Member and in any other case by the Continuing Members).

14.12        Non-Compete Covenants. A Member that resigns from the Company pursuant to Section 11.2 or is deemed to have resigned pursuant to Section 5.8, or a Member that otherwise transfers or forfeits its entire Membership Interest, shall not and its Affiliates shall not directly or indirectly acquire any AOI Property within the Area of Interest for 12 months after the effective date of the resignation, forfeiture or transfer. If a resigning, forfeiting or transferring Member, or any Affiliate of the foregoing (in any case, a “Resigning Member”), breaches this Section 14.12, such Resigning Member shall offer to convey to the other Member, without cost, any AOI Property so acquired. Such offer shall be made in writing and can be accepted by such other Member at any time within forty-five (45) days after the date on which the offer is received by such other Member. From the date on which the Resigning Member acquires the AOI Property in breach of this Section 14.12 until the date on which the AOI Property is conveyed to the other Member in accordance with this Section 14.12 or until the date on which the offer made by the Resigning Member pursuant to this Section 14.12 expires without being accepted by the other Member (whichever is the later), the AOI Property shall be held by the Resigning Member in trust for the exclusive benefit of the other Member and the Resigning Member shall not assign, transfer, deal with or otherwise dispose of the AOI Property (either directly or indirectly) other than strictly in accordance with this Section 14.12.

Article 15
DISPUTES AND ARBITRATION

15.1            Disputes. If there is any Dispute between the Members concerning or arising out of or in relation to this Agreement, whether before or after the expiration of this Agreement (including any Dispute as to whether any issue or matter is arbitral), then a Member may give to the other Member a notice (“Dispute Notice”) specifying the Dispute and requiring its resolution under this Article 15. All Disputes shall be resolved solely in accordance with this Article 15.

15.2            Dispute Resolution. If the Dispute is not resolved within ten (10) Business Days after a Dispute Notice is given by a Member to the other Member, each Member shall nominate one (1) representative from its senior management to resolve the Dispute (each, a “Dispute Representative”), who shall negotiate in good faith using their respective commercially reasonable efforts to attain a resolution of the Dispute. If the Dispute is not resolved within ten (10) Business Days of the Dispute being referred to the respective Dispute Representatives, then any Member may submit the Dispute to arbitration in accordance with Section 15.3.

15.3            Arbitration. Any Dispute which has not been resolved under Section 15.1 shall be referred to and finally resolved by arbitration under the then current international commercial arbitration rules of the BCICAC (“Rules”). The Members agree that:

(a)	the seat, or legal place of arbitration, shall be Vancouver, British Columbia. The language used in the arbitral proceedings shall be English;

(b)	all arbitral proceedings shall be private and confidential and may be attended only by the arbitrators, the Members and their representatives, and witnesses to the extent they are testifying in the proceedings;

(c)	subject to Section 15.3(d), any Dispute shall be heard by a single arbitrator and the Members shall attempt to agree upon a qualified individual to serve as arbitrator. If the Members are unable to so agree within twenty (20) Business Days of the first attempt by the Members to select the arbitrator, then the arbitrator shall be selected and appointed by the BCICAC;

(d)	if any Member's claim or counterclaim equals or exceeds five million dollars ($5,000,000), exclusive of interest or legal fees, then the Dispute shall be heard and determined by three (3) arbitrators and in the event that three (3) arbitrators will hear the Dispute, each Member shall, within twenty (20) Business Days after commencement of the arbitration, select one (1) person to act as arbitrator. The two (2) arbitrators so selected shall, within ten (10) Business Days of their appointment, select a third arbitrator who will serve as the chairperson of the arbitral panel;

(e)	if a Member fails to appoint an arbitrator as required under Section 15.3(d), or if the arbitrators selected by the Members are unable or fail to agree upon a third arbitrator within ten (10) Business Days of their appointment, then that arbitrator shall be selected and appointed by the BCICAC;

(f)	the arbitrator (or each of them as the case may be) shall be independent of the Members, a senior qualified and practicing lawyer in Canada with expertise in the subject matter of the Dispute;

(g)	if an arbitrator dies, resigns, refuses to act, or becomes incapable of performing his or her functions as an arbitrator, then the BCICAC may declare a vacancy on the panel and the vacancy shall be filled by the method by which that arbitrator was originally appointed;

(h)	the arbitral panel may determine all questions of law and jurisdiction (including questions as to whether or not a Dispute is arbitrable) and all matters of procedure relating to the arbitration;

(i)	any award or determination of the arbitral panel shall be final and binding upon the Members in respect of all matters relating to the arbitration, the procedure, the conduct of the Members during the proceedings and the final determination of the issues in the arbitration; and

(j)	there will be no appeal from any award or determination of the arbitral panel to any court and judgment on any arbitral award may be entered in any court of competent jurisdiction.

If for any reason the BCICAC cannot or does not make the appointment or appointments required under the Rules or this Section 15.3, either Member may apply to the Supreme Court of British Columbia to appoint the arbitrator or arbitrators, as the case may be.

No arbitration proceeding may be commenced under this Article 15 unless commenced within the time period permitted for actions by the applicable statute of limitations.

All papers, notices or process pertaining to an arbitration under this Agreement may be served on a Member in accordance with Section 18.1.

The Members shall treat as Confidential Information, in accordance with the provisions of Article 16, the existence of the arbitral proceedings; written notices, pleadings and correspondence in relation to the arbitration; reports, summaries, witness statements, memorials, briefs and other documents prepared in respect of the arbitration; contemporaneous or historical documents exchanged or produced for the purposes of the arbitration; and the contents of any award or ruling made in respect of the arbitration. Notwithstanding the foregoing, a Member may disclose such Confidential Information in judicial proceedings to enforce an award or ruling and as permitted under this Article 15.

15.4            Inconsistency between Rules and Agreement. If there is a conflict between the provisions of this Agreement and the provisions of the Rules, then the provisions of this Agreement shall prevail.

15.5            Effect of Arbitration. Nothing in this Article 15 shall prejudice the right of a Party to institute legal proceedings to seek urgent interlocutory or declaratory relief, including in the circumstances described in Section 18.14. Subject to the foregoing, the arbitration shall be the sole and exclusive forum for resolution of a Dispute.

15.6            Enforcement. The award rendered by an arbitral panel may be enforced by an order or judgment of any court having jurisdiction or an application may be made to such court for acceptance of the award and an order of enforcement, as the case may be.

15.7            Performance of Obligations During Dispute. During the existence of any Dispute, the Members shall continue to perform all of their obligations under this Agreement which are not the subject of the Dispute without prejudice to their position in respect of such Dispute, unless the Members otherwise agree.

15.8            Consolidation of Arbitration. If a Member is or becomes involved in any arbitration proceeding with the other Member and with any Affiliate of the other Member, all such arbitrations may at such Member's discretion be consolidated or joined with the other arbitration or arbitrations such that all Disputes between the Members and any Affiliates of the Members, are resolved by a single arbitral panel.

15.9            Expert Determination. If:

(a)	there is any Dispute as to the application of any industry or technical standard or any rules, practices or customs of any trade or profession;

(b)	the terms of this Agreement expressly provide that a Dispute will be resolved by an Expert; or

(c)	whenever, during the term of this Agreement, the Members agree that a Dispute will be resolved by an Expert,

then, notwithstanding any other provision of this Article 15, the Dispute shall be referred to an Expert for determination and Sections 15.10 to 15.12 will apply in place of Section 15.3.

15.10        Appointment of Expert. The procedure for the appointment of an Expert shall be as follows:

(a)	the Member wishing the appointment to be made shall give notice in writing to that effect to the other Member and give details of the Dispute which it proposes will be resolved by the Expert;

(b)	if the matter to be referred to the Expert is not resolved by the Members within fourteen (14) days from the date of the notice referred to in Section 15.10(a), then representatives of the Members shall meet (either in person or by electronic means) and endeavour to agree upon a single Expert (who shall be independent of the Parties and shall have qualifications and experience appropriate to the subject matter of the Dispute) to whom the Dispute will be referred for determination; and

(c)	if within thirty (30) days of the notice referred to in Section 15.10(a) the Members fail to agree upon the appointment of a single Expert, then the Members shall request the then President of the BCICAC to appoint the Expert. If the then President of the BCICAC does not appoint the Expert within 10 days of receiving the Members' request, then the Expert will be designated by a Judge of the Supreme Court of British Columbia.

15.11        Instruction of Expert and Procedures.

(a)	The Expert shall be instructed to:

(i)	determine the Dispute within the shortest practicable time; and

(ii)	deliver a report stating its opinion with respect to the Dispute setting out the reasons for the decision.

(b)	The Expert shall determine the procedures for the conduct of the process in order to resolve the Dispute and shall provide each Member with a fair opportunity to make submissions in relation to the Dispute.

15.12        Determination of Expert.

(a)	Any process or determination of the Dispute by the Expert shall be made as an expert and not as an arbitrator and the determination of the Expert shall be final and binding on the Members without appeal so far as the law allows except in the case of manifest error or where either Member has not been provided with a fair opportunity to make submissions in relation to the Dispute.

(b)	Except as provided otherwise in this Agreement:

(i)	each Member shall bear its own costs of and incidental to any proceedings under Sections 15.10 to 15.12 (inclusive); and

(ii)	the costs of the Expert shall be borne by the Members in equal shares.

Article 16
CONFIDENTIALITY

16.1            General. The Parties agree that this Agreement (including any drafts of it), the Loan Documents, all information (whether in tangible or electronic form) exchanged between the Parties or their Affiliates under this Agreement or any Loan Document and all information concerning or relating to the Properties or the Operations of which it becomes aware (“Confidential Information”) is confidential and, except as provided in Section 16.2, shall not be disclosed to any third party or the public without the prior written consent of the Members, which consent shall not be unreasonably withheld, conditioned or delayed.

16.2            Exceptions. The consent required by Section 16.1 shall not apply to a disclosure of Confidential Information:

(a)	to the other Member or the Company;

(b)	by a Member to its Affiliates;

(c)	to the extent that the Confidential Information was publicly available at the Effective Date or becomes publicly available subsequent to the Effective Date without breach of this Agreement;

(d)	as may be necessary in seeking approval of any Governmental Authority:

(i)	in seeking to maintain the Properties or acquire additional mineral rights or other rights within the Area of Interest; or

(ii)	to perform the Operations;

(e)	by a Member to legal, financial and other professional advisers, auditors and other consultants, directors, officers and employees of:

(i)	that Member; or

(ii)	that Member's Affiliates,

in any case requiring the information for the purposes of this Agreement (or any transactions contemplated by this Agreement), for the purposes of the Loan Documents (or any transactions contemplated by any Loan Document), or for the purpose of advising that Member in relation to this Agreement or any Loan Document;

(f)	to the extent required by Law or by a lawful requirement of any Governmental Authority having jurisdiction over a Party or its Affiliates;

(g)	if required in connection with legal proceedings or arbitration relating to this Agreement, any Loan Document, or for the purpose of advising a Party in relation to legal proceedings or arbitration;

(h)	to any bona fide enquirer contemplating the Transfer to it of an interest of a Member under this Agreement under Article 14 as long as the enquirer has first entered into an agreement in favour of the Parties to preserve confidentiality of information disclosed in a manner at least as onerous on the enquirer as this Article 16 is onerous on the Parties;

(i)	to a banker or other financial institution considering the provision of or, which has provided financial accommodation to, a Member or an Affiliate of a Member or to a trustee, representative or agent of that banker or financial institution; or

(j)	to a stock exchange (including any regulator or securities commission having jurisdiction over a stock exchange) or similar public market for trading shares upon which securities of a Member or of an Affiliate of a Member are quoted after the reasonable prior consultation, if practicable, with the other Member taking place as to the nature and form of the disclosure (which does not imply that the consent or approval, of the other Member shall or need be obtained). Notwithstanding the foregoing, any disclosure shall be to the standards required by the applicable stock exchange, regulator, securities commission or applicable Law.

16.3            Canadian and United States Disclosure Requirements.

(a)	Where either Member or any Affiliate of either Member (as applicable, the “Discloser”) is required by either NI 43-101, or the SEC Mining Rules to file a Technical Report or a Technical Report Summary, as applicable, with respect to the Properties:

(i)	the Discloser shall, after reasonable prior consultation, if practicable, with the other Member taking place as to the nature and form of the disclosure (which does not imply that the consent or approval, of the other Member shall or need be obtained), at its sole risk and expense, be entitled to prepare and file or cause to be prepared and filed the Technical Report in accordance with NI 43-101 and/or the Technical Report Summary in accordance with the SEC Mining Rules and, for greater certainty, the restriction in Section 16.1 shall not apply to any technical data or information pertaining to the Properties required by NI 43-101 or the SEC Mining Rules to be included in the Technical Report or Technical Report Summary, as applicable;

(ii)	the President shall provide, at the Disclosing Member’s cost and sole risk, any technical data or information pertaining to the Properties in the control or possession of the Company that the Discloser may require to satisfy the requirements of NI 43-101 in connection with the preparation of the Technical Report, or the SEC Mining Rules in connection with the preparation of the Technical Report Summary.

(b)	No representation, warranty, approval or certification is or will be made by the Company, the President or any Member (who is not the Discloser or an Affiliate of the Discloser):

(i)	with respect to the accuracy or completeness of any technical data or information used by the Discloser pursuant to this Section 16.3 or the interpretation or conclusions drawn by the Discloser from any technical data or information contained in such reports, nor with respect to the preparation, disclosure and publication of any Technical Report or Technical Report Summary (or any part of them) by the Discloser; or

(ii)	that any technical data or information used by the Discloser pursuant to this Section 16.3 or any Technical Report or Technical Report Summary (or any part of them) prepared, disclosed or published by the Discloser complies with applicable Law or the rules, policies, by-laws and disclosure standards of any Governmental Authority, stock exchange, regulator or securities commission.

16.4            Public Announcements. Any initial public announcement of this Agreement, the Loan Documents, and their subject shall be in the form agreed between the Members prior to the Effective Date. Subject to the foregoing, a Member shall not make any public announcement in relation to this Agreement, the Loan Documents, or any matter arising under this Agreement or any Loan Document unless:

(a)	the wording of the announcement is agreed between the Members; or

(b)	the announcement is otherwise permitted under Section 16.2(j).

16.5            Effect of Disclosure. Any consent of a Member given to the other Member to disclose Confidential Information or to make a public announcement will not be considered an approval or certification of the consenting Member:

(a)	as to the accuracy of any information contained in that Confidential Information or public announcement; or

(b)	that the Confidential Information or public announcement complies with applicable Law or the rules, policies, by-laws and disclosure standards of any Governmental Authority, stock exchange, regulator or securities commission.

16.6            Duration of Confidentiality. The provisions of this Article 16 shall apply during the term of this Agreement and for two (2) years following termination of this Agreement pursuant to Section 11.1, and shall continue to apply to any Member who resigns, who is deemed to have resigned, who has forfeited its Membership Interest or who Transfers its Membership Interest, for two (2) years following the date of such occurrence.

Article 17
ANTI-CORRUPTION, INTERNAL CONTROLS AND COMPLIANCE POLICIES

17.1            Adequate anti-corruption policies and internal controls - Company. The Company shall adopt South32’s anti-corruption policies, procedures and standards as applicable to the Company.

17.2            No violation of Applicable Anti-corruption Laws. The Company, the Members and their respective Personnel shall take no action which would subject either the Company or any Member to fines or penalties under Applicable Anti-corruption Laws, and/or breach the policies and procedures established by the Company on these matters.

17.3            Anti-corruption Obligations - Company. The Company represents, warrants and agrees, in connection with the Operations and this Agreement, that:

(a)	neither it, nor its Personnel, directly or indirectly, will engage in the Bribery of a Government Official or any Person;

(b)	it (including its Personnel) will otherwise comply with any Applicable Anti-corruption Laws;

(c)	it shall notify each Member promptly, and in any event not less than five (5) Business Days, upon becoming aware that any officer, director or employee of the Company becomes, or expects to become, a Government Official in a position to take or influence action for or against the Company, the Properties, the Operations or this Agreement;

(d)	if it engages a subcontractor or other third party to interact with others on its behalf, it will perform appropriate risk based anti-corruption due diligence on that subcontractor or third party, will keep records of the same and take reasonable measures to ensure they comply with Sections 17.3(a), 17.3(b), and 17.3(c);

(e)	it will notify the Members promptly upon becoming aware of any potential breach of Sections 17.3(a), 17.3(b), and 17.3(c);

(f)	it will keep and maintain accurate and reasonably detailed books and financial records of expenses and receipts in connection with its performance under, and payments made or received in connection with, this Agreement; and

(g)	upon request, as soon as reasonably practicable but not later than seven (7) Business Days, provide any information and reasonable assistance to a Member to audit any books and financial records to verify compliance with the undertakings under this Agreement, and otherwise reasonably co-operate with any Member investigation of any related matters.

17.4            Annual Compliance Certification - Company. The Company shall certify on an annual basis to the Members its compliance with Section 17.3.

17.5            Government Officials. Each Member represents and warrants that, except as otherwise disclosed in writing to the Company and the other Member, none of its owners, including beneficial owners, Affiliates or any Person or entity who has any ownership or financial interest in such Member is a Government Official or a relative of a Government Official in a position of influence relevant to the Company, the Properties, the Operations or this Agreement, and agrees that if any such Person or entity listed above becomes such a Government Official or relative of a Government Official then such Member will promptly notify the other Member in writing.

17.6            Member representations. Each Member represents and warrants to the other Member that, in connection with this Agreement:

(a)	neither it, nor its Personnel, directly or indirectly has engaged (prior to entering into this Agreement), or will engage, in the Bribery of a Government Official or any person;

(b)	it (including its Personnel) will otherwise comply with any Applicable Anti-corruption Laws;

(c)	neither it, nor any of its officers or directors, has been convicted of any offence involving a breach of Applicable Anti-corruption Laws;

(d)	none of the contracts, permits or licenses or other assets it will be contributing to the Company was procured by means of Bribery or otherwise in violation of Applicable Anti-corruption Laws;

(e)	it will keep and maintain accurate and reasonably detailed books and financial records of expenses and receipts in connection with its performance under, and payments made or received in connection with, this Agreement; and

(f)	upon request, as soon as reasonably practicable but not later than seven (7) Business Days, it will provide any information and reasonable assistance to the other Member to audit any books and financial records to verify compliance with the undertakings under this Agreement, and otherwise reasonably co-operate with a Member investigation of any related matters.

17.7            Company Breach. If either Member reasonably and in good faith believes that the Company may have breached any representation, warranty or covenant set forth in this Section 17.3, then the other Member shall co-operate in good faith to determine whether such a breach has occurred and to remedy such breach. If the Members cannot agree that a breach has occurred within thirty (30) days of a Member notifying the other Member of its good faith belief, then the Members shall, at the cost of the Company, retain external counsel approved by the Board from a major law firm in the United States with experience in international compliance and anti-corruption matters to investigate the alleged breach and opine on whether a breach has occurred. If is determined by such external counsel that there is a significant possibility that the Company has breached any representation , warranty or covenant set forth in Section 17.3 with no knowledge or participation of the Members, then the Members agree that a Member holding, in the aggregate, not less than fifty percent (50%) of the outstanding Membership Interest shall, after consulting with the other Member, be entitled by written request to the Board to require the Board to remove the President or any other Officer or Personnel of the Company. The Members agree that the Board shall comply with any such request.

Article 18
GENERAL PROVISIONS

18.1            Notices. All notices and other required communications (each a “Notice”) to the Members, the Board or the Company shall be in writing, and shall be given (i) by personal delivery or (ii) facsimile transmission, or (iii) by registered or certified mail return receipt requested, or (iv) by email if an email address has been provided below, to the following addresses:

If to South32:

South32 Limited

108 St Georges Terrace

Perth, Western Australia

Australia 6000

Facsimile No.	61 8 9324 9200
Attention:	Secretary
Email:	company.secretary@south32.net

with a copy to:

Perkins Coie LLP

1111 W. Jefferson Street, Suite 500

Boise, ID 83702

Facsimile No.	208-343-3232
Attention:	Robert Maynard
Email:	Rmaynard@perkinscoie.com

If to a representative of the Board appointed by South32, to the address provided by such representative to the Company.

If to NovaCopper:

NovaCopper (US) Inc.

c/o Trilogy Metals Inc.

1150 – 609 Granville Street
Vancouver, BC V7Y 1G5 Canada

Attention:	Chief Executive Officer
Facsimile:	604-638-0644

with a copy to:

Blake, Cassels & Graydon LLP

595 Burrard Street

P.O. Box 49314

Suite 2600, Three Bentall Centre

Vancouver, BC V7X 1L3 Canada

Attention:	Trisha Robertson
Facsimile:	604-631-3309
Email:	trisha.robertson@blakes.com

If to the Company:

At the Company’s regular place of business

Ambler Metals LLC
1941 Sanduri Avenue,

Fairbanks, AK 99701

Attention:	Elaine Sanders
Facsimile:	(604) 638-0644
Email:	elaine.sanders@trilogymetals.com

with a copy to each of the Members at the address specified above.

If to the Board: to all of the representatives of the Members on the Board, at the addresses specified above for the Members.

All Notices shall be effective and shall be deemed delivered (a) if by personal delivery or facsimile transmission or email on the date of delivery if delivered during normal business hours on a Business Day, and, if not delivered during normal business hours on a Business Day, on the next Business Day following delivery and (b) if solely by mail on the next Business Day after actual receipt. A Member or representative on the Board may change its address by Notice to the other Member.

18.2            Waiver. The failure of a Member or the Company to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach hereof shall not constitute a waiver of any provision of this Agreement or limit the Member’s or the Company’s right thereafter to enforce any provision or exercise any right.

18.3            Modification. No modification of this Agreement shall be valid unless made in writing and duly executed by all of the Members.

18.4            Force Majeure. Except for any indemnification obligation or obligation to make payments when due hereunder, the obligations of a Member shall be suspended to the extent and for the period that performance is prevented by any cause, whether foreseeable or unforeseeable, beyond its reasonable control, including, labor disputes (however arising and whether or not employee demands are reasonable or within the power of the Member to grant); acts of God; Laws, regulations, orders, proclamations, instructions or requests of any Governmental Authority; judgments or orders of any court; inability to obtain on reasonably acceptable terms any public or private license, permit, Consent or other authorization; curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of Environmental Laws; acts of war or terrorism or conditions arising out of or attributable to war or terrorism, whether declared or undeclared; riot, civil strife, insurrection, insurgency or rebellion; fire, explosion, earthquake, storm, flood, sink holes, drought, hurricane, tsunami or other adverse weather condition; delay or failure by suppliers or transporters of materials, parts, supplies, services or equipment or by contractors’ or subcontractors’ shortage of, or inability to obtain, labor, transportation, materials, machinery, equipment, supplies, utilities or services; accidents; breakdown of equipment, machinery or facilities; or any other cause whether similar or dissimilar to the foregoing. The affected Member shall promptly give Notice to the other Member of the suspension of performance, stating therein the nature of the suspension, the reasons therefor, and the expected duration thereof. The affected Member shall resume performance as soon as reasonably possible. During the period of suspension, the obligations of the Members to advance funds pursuant to Section 9.2 shall be reduced as necessary due to the Force Majeure event, but not below levels required to maintain current Operations.

18.5            Inspections. At all reasonable times the Members through their employees, consultants, advisors, and agents shall be entitled, at their sole risk and expense, and subject to the Company’s reasonable safety regulations, to inspect the Properties, the other Assets and Operations, provided that any such inspection shall not unreasonably interfere with Operations.

18.6            Rights to Data. At all reasonable times the Members, at their expense, through their employees, consultants, advisors and agents shall be entitled to access to, and the right to inspect and copy all maps, drill logs, core tests, reports, surveys, assays, analyses, production reports, operations, technical, accounting, tax and financial records, and other information acquired in Operations or relating to the Properties, including historic information.

18.7            Governing Law and Jurisdiction. Except for matters of title to the Properties (including without limitation leasehold or fee title) or their assignment or transfer, which will be governed by the law of their situs, this Agreement shall be governed by and interpreted in accordance with the Laws of the State of Delaware, except for its rules pertaining to conflicts of laws. Subject to Article 15, each Party irrevocably:

(a)	submits to the exclusive jurisdiction of the courts exercising jurisdiction in British Columbia, and any court that may hear appeals from any of those courts, in any action, suit or proceeding brought by or against such Party in connection with, arising from or relating to this Agreement;

(b)	agrees that such courts are the proper venue for any such action, suit or proceeding; and

(c)	hereby waives and further agrees not to assert as a defense in any such suit, action or proceeding any claim that such Party is not personally subject to the jurisdiction of such courts, that such venue of the suit, action or proceeding is brought in an inconvenient forum or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT UNDER OR RELATED TO THIS AGREEMENT.

Subject to Article 15, in any action at law or in equity to enforce any of the provisions or rights under this Agreement, the unsuccessful Party or Parties to such litigation, as determined by the court in a final judgment or decree, shall pay to the successful Party or Parties all costs, expenses and reasonable attorneys' fees incurred by the successful Party or Parties, including such costs, expenses and fees on any appeals.

18.8            Violation of Law of another Jurisdiction. If this Agreement is intended to be performed in more than one jurisdiction, and its performance would be a violation of the applicable law of a jurisdiction where it is intended to be performed, then this Agreement is binding in those jurisdictions in which it is valid and the Members shall use their reasonable efforts to re-negotiate and amend this Agreement so that its performance does not involve a violation of the applicable law of the jurisdiction where its performance would be a violation.

18.9            Severability. If anything in this Agreement is unenforceable, illegal or void then it is severed and the rest of this Agreement remains in force. Where a provision of this Agreement is prohibited or unenforceable, the Members shall negotiate in good faith to replace the invalid provision by a provision which is in accordance with the applicable Law and which shall be as close as possible to the Parties’ original intent and appropriate consequential amendments (if any) will be made to this Agreement.

18.10         Further Assurances. Each Member agrees to take from time to time such actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement.

18.11         Survival of Terms and Conditions. The following Sections shall survive the dissolution, liquidation and termination of the Company, any Transfer of a Membership Interest or other interest in the Company to the full extent necessary for their enforcement and the protection of the Member in whose favor they run: Sections 2.2, 2.4, 4.5, 4.8, 4.9, 5.7, 5.8, 5.9, 9.3, 11.2, 11.3, 11.4, 11.5, 11.6, 14.6, 14.12 and 15.2, and Article 16 and Article 18.

18.12         No Third Party Beneficiaries. Except as specifically provided in Section 4.9, this Agreement is for the sole benefit of the Members, and no other Person, including any creditor of any Member, is intended to be a beneficiary of this Agreement or shall have any rights hereunder.

18.13         Parties. Where a Party comprises two or more Persons, each of them is, to the extent permitted by Law, jointly and severally liable for the obligations and liabilities of that Party created by, arising under or in connection with this Agreement.

18.14         Special Remedies. Each Member acknowledges and agrees that:

(a)	any breach by it of Article 14 or Article 16 would constitute an injury and cause damage to the other Member which is impossible to measure monetarily;

(b)	monetary damages alone would not be a sufficient remedy for a breach of Article 14 or Article 16;

(c)	in addition to any other remedy which may be available in law or equity, a Member is entitled to interim, interlocutory and permanent injunctions or any of them to prevent breach of Article 14 or Article 16 and to compel specific performance of any one or more of those Articles; and

(d)	any Member intending to breach or which breaches Article 14 or Article 16 hereby waives any defence it may have at law, in equity or under statute to such injunctive or equitable relief.

18.15         Entire Agreement; Successors and Assigns. This Agreement, together with the Exhibits hereto, the Option Agreement, the Contribution Agreement, and the Loan Documents, contains the entire understanding of the Members and the Company with respect to the Company and supersedes all prior agreements and understandings relating to the subject matter of this Agreement. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the Members and the Company. In the event of any conflict between this Agreement and any Exhibit attached hereto, the terms of this Agreement shall be controlling.

18.16         Counterparts. This Agreement may be executed in any number of counterparts. Each counterpart is an original, but the counterparts together are one and the same document. This Agreement is binding on the Parties on the exchange of counterparts. A copy of a counterpart sent by facsimile machine or by electronic mail:

(a)	shall be treated as an original counterpart;

(b)	is sufficient evidence of the execution of the original; and

(c)	may be produced in evidence for all purposes in place of the original.

[Signatures on Next Page]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

NOVACOPPER US INC.

By:	/s/ Elaine Sanders
	Name:	Elaine Sanders
	Title:	Secretary and Treasurer

SOUTH32 USA EXPLORATION INC.

By:	/s/ Simon Collins
	Name:	Simon Collins
	Title:	Director

AMBLER METALS LLC

By:	/s/ Elaine Sanders
	Name:	Elaine Sanders
	Title:	Secretary and Treasurer

SCHEDULE 1

Name of Address of Member	Capital Contribution	Units
NovaCopper (US) Inc. c/o Trilogy Metals Inc. 1150 – 609 Granville Street Vancouver, BC V7Y 1G5 Canada	$176,000,000	1,000,000

South32 USA Exploration Inc. c/o South32 Group Operations Pty Ltd 108 St Georges Terrace Perth, Western Australia Australia 6000	$176,000,000	1,000,000

EXHIBIT A TO AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF AMBLER METALS LLC

PROPERTIES AND AREA OF INTEREST

[List of claims relating to the Upper Kobuk Mineral Projects]

EXHIBIT B TO AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF AMBLER METALS LLC

TAX MATTERS

1.	EFFECT OF THIS EXHIBIT

This Exhibit shall govern the relationship of the Members and the Company with respect to tax matters and the other matters addressed herein. Except as otherwise indicated, capitalized terms used in this Exhibit shall have the meanings given to them in the Agreement. In the event of a conflict between this Exhibit and the other provisions of the Agreement, the terms of this Exhibit shall control.

2.	TAX ELECTIONS AND ALLOCATIONS

(a)	Partnership Tax Status. It is understood and agreed that the Members intend to create a partnership for United States federal and state income tax purposes, and, unless otherwise agreed to hereafter by both Members, no Member shall take any action to change the status of the Company as a partnership under Treas. Reg. § 1.7701-3 or similar provision of state law. It is understood and agreed that the Members intend to create a partnership for federal and state income tax purposes only. After approval by the Board pursuant to Section 4.4 of the Agreement, the VPF shall cause to be filed with the appropriate office of the Internal Revenue Service a partnership income tax return for the Company. The Members recognize that the Agreement may be subject to state income tax statutes. After approval by the Board pursuant to Section 4.4 of the Agreement, the VPF shall cause to be filed with the appropriate offices of the state agencies any required partnership state income tax returns. Each Member agrees to furnish to the VPF any information it may have relating to itself and its Affiliates, the Company or the Operations as shall be required for proper preparation of such returns. The VPF shall use its best efforts to furnish to the Members for their review and comment a copy of each proposed income tax return (and access to supporting data and records) at least fifteen (15) business days prior to the date the return is filed to the extent reasonably feasible. Without limiting the generality of the foregoing sentence, the VPF shall use his or her best efforts to provide to the Members the proposed final IRS Form 1065 (including all schedules and access to supporting data and records) for any taxable year on or before the June 15 immediately following the end of such taxable year. The VPF shall promptly (and, in any event, within 30 days) provide to the Members all information in the possession or control of the Company (which may be reasonable estimates) reasonably requested by such Member for purposes of calculating estimated tax payments and preparing tax return extensions.

(b)	Tax Elections. The Company shall make the following elections for purposes of all partnership income tax returns:

(i)	To use the accrual method of accounting;

(ii)	To use as its taxable year the year required by the provisions at Section 706(b)(1) of the Code and the Treasury Regulations thereunder;

(iii)	Unless the Members unanimously agree otherwise, to deduct currently all development expenses to the extent possible under Section 616 of the Code;

(iv)	Unless the Members unanimously agree otherwise, to compute the allowance for depreciation in respect of all depreciable Assets using the maximum accelerated tax depreciation method and the shortest life permissible or, at the election of the VPF, using the units of production method of depreciation;

(v)	To treat advance royalties as deductions from gross income for the year paid or accrued to the extent permitted by law;

(vi)	To adjust the basis of property of the Company under Section 754 of the Code; and

(vii)	To amortize over the shortest permissible period all organizational expenditures and business start-up expenses under Sections 195 and 709 of the Code.

Any other election required or permitted to be made by the Company under the Code or any state tax law shall be made as determined by the Board.

Each Member shall elect under Section 617(a) of the Code to deduct currently all exploration expenses. Each Member reserves the right to capitalize its share of development and/or exploration expenses of the Company in accordance with Section 59(e) of the Code, provided that a Member’s election to capitalize all or any portion of such expenses shall not affect the Member’s Capital Account.

(c)	Allocations to Members. Allocations to Members shall be in accordance with the following:

(i)	Except as otherwise provided in this Paragraph 2(c) and Paragraph 2(d), all items of income, gain, loss and deduction shall be allocated to the Members in accordance with their Percentage Interests.

(ii)	Any recapture of exploration expenses under Section 617(b)(1)(A) of the Code, and any disallowance of depletion under Section 617(b)(1)(B) of the Code, shall be borne by the Members in the same manner as the related exploration expenses were allocated to, or claimed by, them.

(iii)	If the Members’ Percentage Interests change during any taxable year of the Company, the distributive share of items of income, gain, loss and deduction of each Member shall be determined in any manner (1) permitted by Section 706 of the Code, and (2) agreed by both Members. If the Members cannot agree on a method, the method shall be determined by the VPF in consultation with the Company’s tax advisers, with preference given to the interim closing-of-the-books method except where application of that method would result in undue administrative expense in relationship to the amount of the items to be allocated.

(d)	Regulatory Allocations. Notwithstanding the provisions of Paragraph 2(c) to the contrary, the following special allocations shall be given effect for purposes of maintaining the Members’ Capital Accounts.

(i)	If either Member unexpectedly receives any adjustments, allocations, or distributions described in Treas. Reg. § 1.704-1(b)(2)(ii)(d)(4), § 1.704-1(b)(2)(ii)(d)(5) or § 1.704-1(b)(2)(ii)(d)(6), which result in a deficit Capital Account balance, items of income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Capital Account deficit of such Member as quickly as possible. For the purposes of this Subparagraph 2(d)(i), each Member’s Capital Account balance shall be increased by the sum of (i) the amount such Member is obligated to restore pursuant to any provision of the Agreement, and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Treas. Reg. §§ 1.704-2(g)(1) and 1.704-2(i)(5).

(ii)	If there is a net decrease in partnership minimum gain for a taxable year of the Company, each Member shall be allocated items of income and gain for that year equal to that Member’s share of the net decrease in partnership minimum gain, all in accordance with Treas. Reg. § 1.704-2(f). If, during a taxable year of the Company, there is a net decrease in partner nonrecourse debt minimum gain, any Member with a share of that partner nonrecourse debt minimum gain as of the beginning of the year shall be allocated items of income and gain for the year (and, if necessary, for succeeding years) equal to that partner’s share of the net decrease in partner nonrecourse debt minimum gain, all in accordance with Treas. Reg. § 1.704-2(i)(4). Pursuant to Treas. Reg. § 1.704-2(i)(1), deductions attributable to “partner nonrecourse liability” shall be allocated to the Member that bears the economic risk of loss for such liability (or is treated as bearing such risk).

(iii)	If the allocation of deductions to either Member would cause such Member to have a deficit Capital Account balance at the end of any taxable year of the Company (after all other allocations provided for in this Article 2 have been made and after giving effect to the adjustments described in Subparagraph 2(d)(i)), such deductions shall instead be allocated to the other Member.

(iv)	“Nonrecourse deductions” as defined by Treas. Reg. § 1.704-2(b)(1) shall be allocated between the Members in proportion to their Percentage Interests.

(v)	Items of Company loss, deduction and expenditures described in Section 705(a)(2)(B) of the Code which are attributable to any nonrecourse debt of the Company and are characterized as partner nonrecourse deductions under Treas. Reg. § 1.704-2(i) shall be allocated to the Members’ Capital Accounts in accordance with said Treas. Reg. § 1.704-2(i).

(vi)	To the extent that an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or 743(b) of the Code is required pursuant to Treas. Reg. § 1.704-1(b)(2)(iv)(m)(2) or § 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its Membership Interest, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event Treas. Reg. § 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Treas. Reg. § 1.704-1(b)(2)(iv)(m)(4) applies.

(e)	Curative Allocations. The allocations set forth in Paragraph 2(d) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of income, gain, loss or deduction pursuant to this Paragraph. Therefore, notwithstanding any other provisions of this Article 2 (other than the Regulatory Allocations), the VPF shall, in a manner approved by the Board, make such offsetting special allocations of income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all items were allocated pursuant to Paragraph 2(c) without regard to Paragraph 2(d).

(f)	Tax Allocations. Except as otherwise provided in this Paragraph 2(f), items of taxable income, deduction, gain and loss shall be allocated in the same manner as the corresponding item is allocated for book purposes under Paragraphs 2(c), 2(d) and 2(e) of the corresponding item determined for Capital Account purposes.

(i)	Recapture of tax deductions arising out of a disposition of property shall, to the extent consistent with the allocations for tax purposes of the gain or amount realized giving rise to such recapture, be allocated to the Members in the same proportions as the recaptured deductions were originally allocated or claimed.

(ii)	To the extent required by Section 704(c) of the Code, income, gain, loss, and deduction (including depreciation, depletion and amortization) with respect to property contributed to the Company by a Member and with respect to property revalued in accordance with Treas. Reg. § 1.704-1(b)(2)(iv)(f) (collectively referred to as “Adjusted Properties”) shall be allocated between the Members so as to take account of the variation between the adjusted tax basis of the Adjusted Property to the Company and its fair market value at the time of contribution or revaluation in accordance with the provisions of Sections 704(b) and 704(c) of the Code and Treas. Reg. § 1.704-3(b)(1). Any income, gain, loss or deduction attributable to an Adjusted Property (exclusive of such items allocated to eliminate the difference between the adjusted tax basis and the fair market value in accordance with the preceding sentence) shall be allocated in the same manner as such gain or loss would be allocated under Paragraph 2(c). To the extent that allocations of tax items are required under section 704(c) of the Code or in accordance with the principles of 704(c) of the Code to be made other than in accordance with the allocations under Paragraphs 2(c), 2(d), and 2(e) of the corresponding items for Capital Account purposes, the Company shall use the method or methods described in Treas. Reg. § 1.704-3 as determined by the Board; provided however, that such method or methods shall ensure that the net taxable income or loss allocated to South32 in each taxable year includes items of deduction and loss in the aggregate at least equal to the items of deduction and loss that South32 would have been allocated if the property contributed by NovaCopper had adjusted tax basis equal to the value assigned to such property on the date of contribution.

(iii)	Excess percentage depletion deductions with respect to depletable property shall be allocated to the Members in accordance with the allocation of gross income from the property from which such deductions are derived. The term “excess percentage depletion” shall mean the excess, if any, of deductions for percentage depletion as determined for tax purposes over the adjusted basis of the depletable property. Depletion deductions with respect to contributed property shall be determined without regard to any portion of the property’s basis that is attributable to precontribution expenditures by NovaCopper that were capitalized under Code Sections 616(b), 59(e) and 291(b).

(iv)	The tax credits, if any, with respect to the Company’s property or operations shall be allocated among the Members in accordance with Treas. Reg. § 1.704-1(b)(4)(ii).

(v)	The Members understand the allocations of tax items set forth in this Paragraph 2(f), and agree to report consistently with such allocations for federal and state tax purposes.

3.	CAPITAL ACCOUNTS; LIQUIDATION

(a)	Capital Accounts.

(i)	By the end of December 15, 2020 or, if later, within 15 business days of the completion of the audit by the auditors of the Company, the Members shall agree on the Capital Account balance of NovaCopper and South32 as of February 11, 2020.

(ii)	The Capital Account of a Member shall maintained in accordance with the provisions of Treas. Reg. § 1.704-1(b)(2)(iv).

(iii)	In the event that the Capital Accounts of the Members are computed with reference to the book value of any Asset which differs from the adjusted tax basis of such Asset, then the Capital Accounts shall be adjusted for depreciation, depletion, amortization and gain or loss as computed for book purposes with respect to such Asset in accordance with Treas. Reg. § 1.704-1(b)(2)(iv)(g). The amount of book depreciation, depletion, or amortization for a period with respect to an item of property of the Company shall be the amount that bears the same relationship to the book value of such property (as determined for purposes of maintaining Capital Accounts) as the depreciation (or cost recovery deduction), depletion, or amortization computed for tax purposes with respect to such property for such period bears to the adjusted tax basis of such property; provided that, if such property has a zero adjusted tax basis, the book depreciation, depletion, or amortization may be determined under any reasonable method selected by the Board; and provided further that the amount of book depletion with respect to a depletable property shall not exceed the book value of such property (as determined for purposes of maintaining the Capital Accounts).

(iv)	In the event any interest in the Company is transferred in accordance with the terms of the Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest, except as provided in Treas. Reg. § 1.704-1(b)(2)(iv)(1).

(v)	In the event property, other than money, is distributed to a Member, the Capital Accounts of the Members shall be adjusted to reflect the manner in which the unrealized income, gain, loss and deduction inherent in such property (that has not been reflected in the Capital Accounts previously) would be allocated among the Members if there was a taxable disposition of such property for the fair market value of such property (taking Section 7701(g) of the Code into account) on the date of distribution. For this purpose the fair market value of the property shall be determined as set forth in Paragraph 3(b)(i) below.

(vi)	For purposes of maintaining the Capital Accounts, the Company’s deductions with respect to contributed property in each year for (i) depletion, (ii) deferred development expenditures under Section 616(b) attributable to pre-contribution expenditures, (iii) amortization under Section 291(b) attributable to pre-contribution expenditures, and (iv) amortization under Section 59(e) attributable to pre-contribution expenditures shall be the amount of the corresponding item determined for tax purposes pursuant to Subparagraph 2(f)(iii) multiplied by the ratio of (A) the book value at which the contributed property is recorded in the Capital Accounts to (B) the adjusted tax basis of the contributed property (including basis resulting from capitalization of pre-contribution development expenditures under Sections 616(b), 291(b), and 59(e)). This provision is intended to be consistent with the capital account maintenance rules of section 704(b) and shall be so applied.

(vii)	If the Members so agree, upon the occurrence of an event described in Treas. Reg. § 1.704-1(b)(2)(iv)(f)(5), the Capital Accounts shall be restated in accordance with Treas. Reg. § 1.704-1(b)(2)(iv)(f) to reflect the manner in which unrealized income, gain, loss or deduction inherent in the assets of the Company (that has not been reflected in the Capital Accounts previously) would be allocated among the Members if there were a taxable disposition of such assets for their fair market values, as determined in accordance with Subparagraph 3(b)(i). For purposes of Paragraph 2(c), a Member shall be treated as contributing the portion of the book value of any property that is credited to the Member’s Capital Account pursuant to the preceding sentence. Following a revaluation pursuant to this Subparagraph 3(a)(viii), the Members’ shares of depreciation, depletion, amortization and gain or loss, as computed for tax purposes, with respect to property that has been revalued pursuant to this Subparagraph 3(a)(viii) shall be determined in accordance with the principles of Code Section 704(c) as applied pursuant to Subparagraph 2(f)(ii).

(viii)	The foregoing provisions, and the other provisions of the Agreement relating to the maintenance of Capital Accounts and the allocations of income, gain, loss, deduction and credit, are intended to comply with Treas. Reg. § 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Treasury Regulation. In the event the Board shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with such Treasury Regulation, the Board may make such modification, provided that it is not likely to have a material effect on the amount distributable to either Member upon liquidation of the Company pursuant to Paragraph 3(b).

(b)	Liquidation. In the event the Company is dissolved pursuant to Section 11.3 of the Agreement then, notwithstanding any other provision of the Agreement to the contrary, the following steps shall be taken (after taking into account any adjustments in Percentage Interests pursuant to Sections 5.6, 5.7, or 5.8 of the Agreement):

(i)	The Capital Accounts of the Members shall be adjusted to reflect any gain or loss which would be realized by the Company and allocated to the Members pursuant to the provisions of Article 2 of this Exhibit B if the Assets had been sold at their fair market value at the time of liquidation. The fair market value of the Assets shall be determined by agreement of both Members provided, however, that in the event that the Members fail to agree on the fair market value of any Asset, its fair market value shall be determined by a nationally recognized independent engineering firm or other qualified independent party approved by both Members.

(ii)	After making the foregoing adjustments and/or contributions, and after taking into account all allocations under Article 3, including Subparagraph 2(c)(iii) and giving effect to all sales or distributions of production through the date of the final distribution, all remaining Assets shall be distributed to the Members in accordance with Percentage Interests. Unless otherwise expressly agreed by both Members, with respect to any asset distributed in kind, each Member shall receive an undivided interest in such Asset in equal to the Member’s Percentage Interest at the time of distribution. Assets distributed to the Members shall be deemed to have a fair market value equal to the value assigned to them pursuant to Subparagraph 3(b)(i) above.

(iii)	All distributions to the Members in respect of their Capital Accounts shall be made in accordance with the time requirements of Treas. Reg. §§ 1.704-1(b)(2)(ii)(b)(2) and (3).

4.	TAX MATTERS REPRESENTATIVE

(a)	The Board shall have the authority to designate, remove and replace the “partnership representative” of the Company for any tax period subject to the provisions of Section 6223(a) of the Code (the “Tax Matters Representative”). The term “Tax Matters Representative” shall include any person appointed by the Internal Revenue Service to serve as the partnership representative. The Board shall have the authority to appoint, remove and replace the “designated individual” if required under the Partnership Audit Regime (as defined below). Each Member hereby consents to such designation and agrees that, upon the request of the Board, it will execute, certify, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may reasonably be necessary or appropriate to evidence such consent. The Partnership Representative and designated individual may resign as such at any time. The resignation or removal of the Partnership Representative or designated individual shall become effective upon the appointment of a successor in the manner required by applicable Treasury Regulations.

(b)	In its capacity as Tax Matters Representative, the Tax Matters Representative shall represent the Company in any disputes, controversies or proceedings with the Internal Revenue Service or with any state, local, or non-U.S. taxing authority and is hereby authorized to take any and all actions that it is permitted to take by applicable law when acting in that capacity. The Members acknowledge and agree that it is the intention of the Members to minimize any obligations of the Company to pay taxes and interest in connection with any audit of the Company. The Members agree to cooperate in good faith, including without limitation by timely providing information reasonably requested by the Tax Matters Representative and making elections reasonably requested by the Tax Matters Representative, provided, that any material elections must be approved in writing by Special Approval of the Voting Representatives. The Members agree to pay any applicable taxes, interest and penalties, to give effect to each of the immediately preceding two sentences. Each of the initial Members is, and each assignee of a Membership Interest or other Member of the Company shall be, either a C corporation or any foreign entity that would be treated as a C corporation for U.S. federal income tax purposes if it were domestic in compliance with Section 6221(b)(1)(C) of the Code and any applicable Treasury Regulations. The Board shall, determine if the Company is eligible in each taxable year to elect out of the partnership audit regime as provided in chapter 63, subchapter C of the Code and any applicable, analogous provisions of U.S. state or local law (the “Partnership Audit Regime”). If the Board determines that the Company is eligible to elect out of the Partnership Audit Regime, the Company shall follow the procedure for electing out of the Partnership Audit Regime as set forth in Section 6221(b) of the Code and any applicable Treasury Regulations (or applicable state or local laws), and each Member shall comply with any requirements related to such election. The Company and Members agree to prepare and furnish such information as is required in connection with any such election as provided in Section 6221(b) and any applicable Treasury Regulations.

(c)	If the Board reasonably determines that the Company is not eligible to elect out of the Partnership Audit Regime, the Company shall make any payments it may be required to make under the Partnership Audit Regime and shall allocate any such payment among the current or former Members of the Company for the “reviewed year” to which the payment relates in a manner that reflects the current or former Members’ respective interests in the Company for that year and any other factors , such as available modifications under Section 6225 (e.g., including but not limited to the “tax-exempt” status of a Member) taken into account in determining the amount of the payment. To the extent payments are made by the Company on behalf of or with respect to a current Member in accordance with this Section 4(c), such amounts shall, at the reasonable election of the Board, (i) be applied to and reduce the next distribution(s) otherwise payable to such Member under this Agreement or (ii) be paid by the Member to the Company within thirty (30) days of written notice from the Tax Matters Representative requesting the payment. In addition, if any such payment is made on behalf of or with respect to a former Member, that Member shall pay over to the Company an amount equal to the amount of such payment made on behalf of or with respect to it within thirty (30) days of written notice from the Tax Matters Representative requesting the payment. The Tax Matters Representative shall use reasonable best efforts to modify the Company’s imputed underpayment under Section 6225(c)(3) and (c)(4) of the Code taking into account the tax classification, tax rates and tax attributes of the Members and such apportionment of liability shall also take into account the extent to which the Company’s imputed underpayment was modified. Furthermore, no Member shall be required to file an amended tax return without the Member’s advance written consent, which consent shall not be unreasonably withheld. Notwithstanding anything to the contrary in this Agreement, the Tax Matters Representative shall not (i) enter into any settlement agreement that is binding upon the Members with respect to the determination of Company items of income, gain, loss, or deduction at the Company level, (ii) file a petition under Section 6234(a) of the Code for the readjustment of those Company items, or (iii) appeal any judicial decision with respect to any Company item, in each case without consulting with the other Members in good faith.][1] The Tax Matters Representative, is permitted, with the express written permission of the Board, to make an election pursuant to Section 6226 of the Code. If such election is made, each Member agrees to timely pay its share of any tax deficiency as determined pursuant to the completion of any audit o subsequent judicial proceedings.

(d)	The Company shall indemnify and reimburse the Tax Matters Representative for (i) all expenses, including legal and accounting fees, claims, liabilities, losses and damages incurred in connection with any administrative or judicial proceeding with respect to the tax liability of the Members or in connection with any audit of the Company’s income tax returns, except to the extent such expenses, claims, liabilities, losses and damages are attributable to the gross negligence or willful misconduct of the Tax Matters Representative and (ii) any taxes imposed on the Company in respect of the Company’s operations or activities. The payment of all such expenses to which the indemnification applies shall be made before any distributions pursuant to Article X. The taking of any action and the incurring of any expense by the Tax Matters Representative in connection with any such proceeding, except to the extent required by law, is a matter in the reasonable discretion of the Tax Matters Representative and the Company and each of the Members shall indemnify and hold harmless the Tax Matters Representative for its decisions and actions made in its capacity as such.

(e)	The provisions contained in this Section 4 shall survive the dissolution of the Company and the withdrawal of any Member or the Transfer of any Member’s interest in the Company and shall apply to any current or former Member.

1 Suggested language. To be reviewed and subject to comment by attorneys.

5.	DISPUTE RESOLUTION

If the Members are unable to reach agreement on any tax related matter subject to approval or agreement of the Members, before application of Section 15.2 of the Agreement, any such disputed tax matter shall be promptly referred to an independent, unrelated accounting or law firm of national reputation in the United States approved by the Board (the “Unrelated Firm”). The Unrelated Firm shall be directed to render a written report on the unresolved disputed tax matter as promptly as practicable and to resolve only those tax matters in dispute and the resolution of the dispute by the Unrelated Firm shall be final and binding on the parties; provided that if such dispute is not resolved within 180 days of the referral, Section 15.2 of the Agreement shall control. The fees and expenses of the Unrelated Firm shall be borne by the Company.

EXHIBIT C TO AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF AMBLER METALS LLC

INITIAL PROGRAM AND BUDGET

EXHIBIT D TO AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF AMBLER METALS LLC

PROJECT PHASE REPORT FORMAT

Without limiting any other provision of this Agreement (including those provisions that prescribe requirements for or in respect of a Pre-Feasibility Study or Feasibility Study), if a Project Phase Report contains or consists of a Pre-Feasibility Study or Feasibility Study that study shall include or contain content organized under the following chapters or divisions:

•	Summary

•	Introduction

•	Reliance on Other Experts

•	Property Description and Location

•	Accessibility, Climate, Local Resources, Infrastructure and Physiography

•	History

•	Geological Setting and Mineralisation

•	Deposit Types

•	Exploration

•	Drilling

•	Sample Preparation, Analyses, and Security

•	Data Verification

•	Mineral Processing and Metallurgical Testing

•	Mineral Resource Estimates

•	Ore Reserve Estimates (Post Pre-Feasibility Study phase)

•	Mining methods

•	Recovery methods

•	Project infrastructure

•	Market studies and contracts

•	Environmental studies, permitting and social or community impact

•	Capital and Operating Costs

•	Economic Analysis

•	Adjacent Properties

D-2

•	Other Relevant Data and Information

•	Interpretation and Conclusions

•	Recommendations

•	Forward Work Program and Budget

•	References

EXHIBIT E TO AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF AMBLER METALS LLC

FORM OF UNIT CERTIFICATE

MEMBERSHIP CERTIFICATE

AMBLER METALS LLC
a Delaware limited liability company

Certificate Number ●

THIS CERTIFIES THAT [●], a [Delaware] corporation (the “Member”), is the owner of ● units of the membership interests in the above limited liability company (the “Company”) and certain other rights in connection therewith in the Company, as set forth in that certain Amended and Restated Limited Liability Company Agreement of the Company dated as of February ●, 2020 (as amended, modified, restated, and supplemented from time to time, the “Limited Liability Company Agreement”).

This Membership Certificate is not negotiable or transferable except in connection with the transfer of the membership interests evidenced hereby as provided in the Limited Liability Company Agreement, provided, however, that this Membership Certificate, when coupled with an assignment sufficient to convey an interest in the Company duly executed in blank or assigned to the named assignee, may be deposited with the Company and shall constitute direction by the registered owner of this Membership Certificate to the Company to register the change of ownership of the membership interests evidenced hereby to such assignee and to issue a new certificate reflecting the change of ownership to the assignee.

IN WITNESS WHEREOF, the Company has caused this Membership Certificate to be signed by its duly authorized manager and the issuance recorded in its Company books as of this _____ day of ______, 20__.

AMBLER METALS LLC

Name:
Title:

THIS CERTIFICATE EVIDENCES UNITS OF MEMBERSHIP INTEREST IN AMBLER METALS LLC THAT SHALL BE SECURITIES FOR PURPOSES OF, AND GOVERNED BY, ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE AS IN EFFECT IN THE STATE OF DELAWARE AND ANY OTHER APPLICABLE JURISDICTIONS.

THE UNITS OF MEMBERSHIP INTEREST REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO ALL OF THE OTHER TERMS AND CONDITIONS SET FORTH IN THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT DATED FEBRUARY __, 2020, BY AND BETWEEN THE MEMBERS AND THE COMPANY.

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD OR OFFERED FOR SALE EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SUCH ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

EXHIBIT F

EXAMPLES OF PERCENTAGE INTEREST ADJUSTMENTS UNDER SECTION 5.7

These examples are based on the following assumptions:

•	Each Member holds a 50% Percentage Interest with $176 million in capital as of the time of the default.
•	No additional capital contributions have been made by either Member prior to the scenarios below.
•	There have been no previous defaults by either Member, resulting in a dilution multiplier of 1.5

Scenario 1: On or after the Funding Commencement Date, there is a failure to make a capital contribution of $20 million, and the non-defaulting Member elects not to make a Cover Loan.

•	Each Member is required to contribute $20 million.
•	The non-defaulting Member makes a $20 million capital contribution, increasing its capital to $196 million.
•	The defaulting Member fails to make its $20 million capital contribution.
•	The total contributed capital of all Members is increased to $372 million.

Under Section 5.7, the defaulting Member’s Percentage Interest is reduced by 4.03%. Accordingly, the defaulting Member’s new Percentage Interest is 45.97%.

Scenario 2: On or after Funding Commencement Date, there is a failure to make a capital contribution of $20 million, and the non-defaulting Member elects to make a $20 million Cover Loan.

•	Each Member is required to contribute $20 million.
•	The non-defaulting Member makes a $20 million capital contribution, increasing its capital to $196 million.
•	The defaulting Member fails to make its $20 million capital contribution.
•	The non-defaulting Member extends $20 million Cover Loan.
•	The defaulting Member subsequently defaults on the Cover Loan. This is treated as if the non-defaulting Member made an additional capital contribution in the amount equal to the Cover Loan, which in this scenario increases its capital to $216 million.
•	The total contributed capital of all Members is increased to $392 million.

Under Section 5.7, the defaulting Member’s Percentage Interest is reduced by 7.65%. Accordingly, the defaulting Member’s new Percentage Interest is 42.35%.